SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Persistence Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Persistence Software, Inc.

(2)	Aggregate number of securities to which transaction applies: 2,718,664 shares of Persistence Common Stock, comprised of 2,718,664 shares of Persistence Common Stock outstanding as of September 30, 2004.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$5.70 per share

(4)	Proposed maximum aggregate value of transaction: $15,496,385 (calculated by multiplying the aggregate number of securities to which transaction applies by the per unit price of $5.70 per share)

(5)	Total fee paid: $1,963.39 (calculated pursuant to Section 14(g) of the Exchange Act by multiplying the proposed maximum aggregate value of the transaction by 0.0001267)

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Persistence Software, Inc. stockholder:

                The board of directors of Persistence Software, Inc. has approved a merger in which Persistence would become a wholly owned subsidiary of Progress Software Corporation.

                If the merger is completed, holders of Persistence common stock will receive $5.70, without interest, for each share of Persistence common stock they own.

                Stockholders of Persistence will be asked, at a special meeting of Persistence stockholders, to approve and adopt the merger agreement and approve the merger. The board of directors of Persistence has determined that the merger and the merger agreement are in the best interests of Persistence and its stockholders and has declared advisable and recommends that Persistence stockholders adopt the merger agreement.

                In deciding to approve the merger and recommend that the Persistence stockholders approve and adopt the merger agreement and approve the merger, one of the factors that the Persistence board of directors considered was the opinion of its financial advisor, Seven Hills Partners LLC (Seven Hills), delivered orally to the Persistence board of directors on September 24, 2004 and subsequently confirmed in writing, that, based upon certain assumptions and qualifications, the per-share cash amount to be received by the Persistence stockholders in the merger was fair to the Persistence stockholders from a financial point of view as of such date. The full text of the Seven Hills opinion is included as Annex C to the attached proxy statement, which you are encouraged to read in its entirety.

                The date, time and place of the special meeting to adopt the merger agreement are as follows:

Friday, November 5, 2004 9:00 a.m., local time Persistence Software, Inc. 1720 South Amphlett Boulevard, Third Floor San Mateo, California 94402

                The proxy statement attached to this letter provides you with information about the special meeting of Persistence stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

                YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, if you are a holder of Persistence common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Christopher T. Keene Chief Executive Officer and Secretary Persistence Software, Inc.

                The proxy statement is dated October 15, 2004, and is first being mailed to stockholders of Persistence on or about October 15, 2004.

                Business and financial information about Persistence is available without charge to Persistence stockholders upon written or oral request. Stockholders should contact Persistence Software, Inc. at 1720 South Amphlett Boulevard, Third Floor, San Mateo, California 94402, Attn: Secretary (650) 372-3600.

                To obtain timely delivery of requested documents before the special meeting, you must request them no later than October 29, 2004, which is five business days before the date of the special meeting.

                Also see “Where You Can Find More Information” in the proxy statement.

PERSISTENCE SOFTWARE, INC.
1720 South Amphlett Boulevard
San Mateo, California 94402

____________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 5, 2004

To the stockholders of Persistence Software, Inc.:

                A special meeting of stockholders of Persistence Software, Inc., a Delaware corporation (“Persistence”), will be held on Friday, November 5, 2004 at 9:00 a.m., local time, at the executive offices of Persistence located at 1720 South Amphlett Boulevard, Third Floor, San Mateo, California 94402, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 26, 2004, among Progress Software Corporation, a Massachusetts corporation, PSI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Progress, and Persistence Software, Inc. and to approve the merger of PSI Acquisition Sub with and into Persistence;

2.	To consider and vote upon a proposal to grant Persistence management discretionary authority to adjourn the special meeting one or more times, but not later than February 28, 2005; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

                The board of directors of Persistence has fixed the close of business on October 6, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Persistence common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, Persistence had outstanding and entitled to vote 2,718,664 shares of common stock. Holders of Persistence common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters’ rights under the California Corporations Code in connection with the merger. See “Appraisal Rights of Dissenting Stockholders” on page 34.

                YOUR VOTE IS IMPORTANT. The affirmative vote of the holders of a majority of the outstanding shares of Persistence common stock is required to approve and adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Persistence special meeting, but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,
/s/ Christopher T. Keene Christopher T. Keene Chief Executive Officer and Secretary

San Mateo, California
October 15, 2004

                The Persistence board of directors has declared advisable, and recommends, that Persistence stockholders vote “for” approval and adoption of the merger agreement and approval of the merger and “for” the proposal to grant Persistence management discretionary authority to adjourn the special meeting.

SUMMARY TERMS

                This summary of terms highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information” on page 53. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Forward-Looking Information

                This proxy statement may contain projections or other forward-looking statements regarding future events or the future financial performance of Persistence. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Progress will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may,” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including without limitation:

•	the merger not being consummated in a timely manner, if at all;

•	the requirement that our stockholders approve the merger agreement with Progress;

•	failure by us to satisfy other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees.

                Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements in this proxy statement under any circumstances, except as otherwise required by law.

The Companies (Page 19)

PERSISTENCE SOFTWARE, INC. 1720 South Amphlett Boulevard, Third Floor San Mateo, California 94402 Telephone: (650) 372-3600

                Persistence provides data access and caching infrastructure software specifically designed to eliminate data access bottlenecks such as redundant or inefficient database queries that cause poor application performance. Persistence’s technology may simplify and optimize access to complex enterprise data for custom applications. Persistence’s EdgeXtend products provide tools that generate application programming interfaces (“APIs”) for data access and caching. Persistence sells its products through direct sales and distributors, and its business is relatively concentrated in a small number of large customers.

PROGRESS SOFTWARE CORPORATION 140 Oak Park Drive Bedford, Massachusetts 01730 Telephone: (781) 280-4000

                Progress, founded in 1981, develops, markets and distributes software to simplify and accelerate the development, deployment, integration and management of business applications. Progress conducts business through five operating units and a supporting research and business development unit. The principal operating unit conducts business as the Progress Company. The Progress Company provides the Progress® OpenEdge™ platform, a set of development and deployment technologies, including the OpenEdge RDBMS, one of the leading embedded databases, for building business applications. ObjectStore provides advanced data management software for developing real-time, high performance operational applications. Sonic Software Corporation delivers a distributed, standards-based communications and integration infrastructure, built on an enterprise service bus that integrates existing business applications and orchestrates business processes across the extended enterprise. PeerDirect Corporation is a supplier of technology for distributed application deployment and management. The fifth operating unit, DataDirect Technologies, was acquired in December 2003 and provides standards-based data connectivity software. PSC Labs, a division of the Company, focuses on new business development, research, and strategic investments.

PSI ACQUISITION SUB, INC. 140 Oak Park Drive Bedford, Massachusetts 01730 Telephone: (781) 280-4000

                PSI Acquisition Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Progress. PSI Acquisition Sub, Inc. was organized solely for the purpose of entering into the merger agreement with Persistence and completing the merger and has not conducted any business operations.

Merger Consideration (Page 39)

                If the merger is completed, you will receive the per-share cash amount of $5.70, without interest, in exchange for each share of Persistence common stock that you own.

                After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Persistence stockholder. Persistence stockholders will receive the merger consideration after exchanging their Persistence stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Persistence stockholders shortly after completion of the merger.

                Holders of stock options to purchase shares of Persistence common stock will receive, in exchange for each share of Persistence common stock underlying such option, an amount of cash equal to the product of (i) the number of shares of Persistence common stock subject to such stock option that are vested immediately prior to the closing of the merger, and (ii) $5.70 less the exercise price of such stock option (less applicable withholding taxes). If the exercise price equals or exceeds $5.70, no cash shall be received in exchange for such stock option, and all options will automatically terminate on the closing of the merger.

                All holders of in-the-money warrants outstanding (those warrants with an exercise price less than the $5.70 per share merger consideration) will have the opportunity to have their warrants exchanged for an amount of cash equal to the difference between the $5.70 per share merger consideration less the applicable exercise price. If the exercise price of the warrant equals or exceeds $5.70 per share, no cash shall be received in exchange for the warrant, and, upon the closing of the merger, all unexercised warrants will be terminated.

Market Price and Dividend Data (Page 17)

                Persistence common stock is listed on The Nasdaq SmallCap Market. On September 24, 2004, the last full trading day prior to the public announcement of the proposed merger, Persistence common stock closed at $3.74. On October 8, 2004, the latest practicable trading day before the printing of this proxy statement, Persistence common stock closed at $5.58 per share.

Tax Matters (Page 40)

                The exchange of shares of Persistence common stock for the per-share cash amount will be a taxable transaction to Persistence stockholders for federal income tax purposes.

                TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Reasons for the Merger and Board of Directors Recommendation (Page 24)

                The Persistence board of directors approved the merger based on a number of factors, including the following:

•	the value of the consideration to be received by the Persistence stockholders in the merger pursuant to the merger agreement, as well as the fact that stockholders would receive the consideration in cash with no financing condition;

•	Persistence’s prospects if it were to remain independent, including the risks inherent in remaining independent;

•	the possible alternatives to the merger (including the possibility of continuing to operate Persistence as an independent entity, and the perceived risks thereof), the range of possible benefits to the Persistence stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and the Persistence board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Persistence, or reasonably likely to create greater value for the Persistence stockholders, than the merger;

•	the financial condition, historical results of operations and business and strategic objectives of Persistence, as well as the risks involved in achieving those objectives;

•	other historical information concerning Persistence’s business, prospects, financial performance and condition, operations, technology, management and competitive position;

•	the fact that the $5.70 per share to be paid as the consideration in the merger represents a premium of approximately 51.6% over the one-month trailing average of $3.76 per share, a premium of approximately 54.1% over the one-week trailing average of $3.70 per share, and a premium of approximately 52.4% over the $3.74 closing sale price for the shares on The Nasdaq SmallCap Market on September 24, 2004, which was the closing sale price of the stock immediately prior to the commencement of the 2:00 pm PST meeting of the Persistence board of directors to approve the merger agreement and the merger;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock of Persistence;

•	the opinion of Seven Hills Partners LLC, dated September 24, 2004, that as of that date, the per-share cash amount to be received by the Persistence stockholders in the merger was fair to such stockholders from a financial point of view. A copy of the Seven Hills Partners LLC opinion is attached to this proxy statement as Annex C. Such opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Seven Hills Partners LLC;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Progress and the associated risks if the merger was not completed;

•	the likely impact of the announcement of the merger on Persistence’s employees and customers;

•	the expected effect of the announcement of the merger on Persistence’s existing relationships with third parties;

•	the interests that certain executive officers and directors of Persistence may have with respect to the merger in addition to their interests as stockholders of Persistence generally as described in “The Merger—Interests of Persistence Directors and Management in the Merger” on page 32;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, Persistence is not prohibited from responding in the manner provided in the merger agreement to any unsolicited acquisition proposal (as described below in “The Merger Agreement and The Voting Agreement—No Solicitation” on page 43) that Persistence’s board of directors reasonably determines in good faith constitutes or is likely to lead to a superior offer (as described below in “The Merger Agreement and The Voting Agreement—No Solicitation” on page 43) in the manner provided in the merger agreement.

Recommendations to Stockholders (Page 25)

                The Persistence board of directors believes that the merger is advisable and fair to you and in your best interests. The Persistence board of directors has declared advisable, and recommends, that you vote “for” approval and adoption of the merger agreement and approval of the merger. The Persistence board of directors also recommends that you vote “for” the proposal to grant Persistence management discretionary authority to adjourn the special meeting.

Opinion of Seven Hills (Page 26)

                Seven Hills Partners LLC has given a written opinion, dated September 24, 2004, to the Persistence board of directors as to the fairness on that date, from a financial point of view, of the consideration to be received by the Persistence stockholders. The full text of this opinion is attached to this proxy statement as Annex C. You should read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Seven Hills in providing its opinion. The opinion of Seven Hills is directed to the Persistence board of directors and does not constitute a recommendation as to how any Persistence stockholder should vote with respect to any matter relating to the merger.

The Special Meeting of Persistence Stockholders (Page 17)

                Time, Date and Place. A special meeting of the stockholders of Persistence will be held on Friday, November 5, 2004, at the principal executive offices of Persistence located at 1720 South Amphlett Boulevard, Third Floor, San Mateo, California 94402 at 9:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger.

                Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Persistence common stock at the close of business on October 6, 2004, the record date for the special meeting. You will have one vote at the special meeting for each share of Persistence common stock you owned at the close of business on the record date. There are 2,718,664 shares of Persistence common stock entitled to be voted at the special meeting.

                Required Vote. The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of Persistence common stock outstanding at the close of business on the record date. The proposal to grant Persistence management discretionary authority to adjourn the special meeting requires the approval of the holders of at least a majority of the shares held by those present or represented by proxy at the special meeting and eligible to vote on this proposal that are voted “for,” “against” or “abstain” with respect to this proposal.

                Share Ownership of Directors and Management. The directors and executive officers of Persistence and their affiliates own approximately 28% of the shares entitled to vote at the special meeting. Each director and executive officer of Persistence, and their respective affiliates (if applicable), has entered into a voting agreement with Progress under which they have agreed to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger.

Interests of Persistence Directors and Management in the Merger (Page 32)

                When considering the recommendation of the Persistence board of directors, you should be aware that a number of Persistence’s executive officers and directors have interests in the merger that are different from the interests of other Persistence stockholders as follows:

•	Each of Christopher Keene, Derek Henninger, and Vivek Singhal, will receive arrangements for full-time continuing employment with Progress following the merger.

•	Options held by directors Owen Brown, James Sutter and Sanjay Vaswani will, in accordance with their terms, have their vesting accelerated in full immediately prior to the closing of this merger.

•	The Persistence board of directors has accelerated the vesting of certain in-the-money options held by employees, including officers Christopher Keene, Derek Henninger, Vivek Singhal and Brian Tobin, in connection with the merger.

•	Progress is undertaking certain obligations to pay employees, including officers, a cash bonus in the aggregate of $453,303 if certain financial performance milestones are met by January 31, 2005.

•	Certain indemnification arrangements for current and former directors and officers of Persistence will be continued.

                As a result, these executive officers and directors could be more likely to vote in favor of the adoption and approval of, and recommend the adoption and approval of, the merger agreement and the merger than if they did not hold these interests.

Conditions to the Completion of the Merger (Page 42)

                Progress and Persistence are obligated to complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

•	the holders of a majority of the outstanding shares of Persistence common stock must have voted in favor of approving and adopting the merger agreement and the merger;

•	no governmental entity shall have enacted or issued any statute, order or injunction that makes the merger illegal or otherwise prohibits consummation of the merger;

•	all material governmental approvals and consents necessary to complete the merger shall have been obtained;

•	the respective representations and warranties of Progress and Persistence contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except (with certain exceptions) where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the party making such representations and warranties; and

•	each of Progress and Persistence shall have complied in all material respects with all required agreements and covenants contained in the merger agreement.

                 In addition, Progress will be obligated to complete the merger only if:

•	there is no pending action or proceeding brought by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Progress of the Persistence business or compel Progress to dispose of or hold separate any part of the Persistence business, (ii) seeking to impose limitations on Progress’s ability to exercise full rights of ownership of the shares of Persistence common stock, including the right to vote any such shares, or (iii) seeking to require Progress to divest any such shares;

•	there shall not have occurred after the date of the merger agreement any change, event, circumstance or effect that constitutes, or is reasonably likely to result in, a material adverse effect on Persistence;

•	holders of no more than five percent of the outstanding shares of Persistence common stock shall have indicated in writing to Persistence or Progress that they are seeking appraisal or dissenters’ rights;

•	each of Chris Keene, Derek Henninger and Vivek Singhal shall have entered into employment arrangements, including non-solicitation provisions, with Progress; and

•	all Persistence options and warrants shall have been terminated.

Termination of the Merger Agreement (Page 45)

                The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the stockholders of Persistence:

•	by mutual written consent duly authorized by the Progress board of directors and the Persistence board of directors;

•	by Progress or Persistence, if the merger has not been completed by February 28, 2005; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to be completed by that date;

•	by Progress or Persistence, if a governmental entity issues any order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and nonappealable;

•	by either Progress or Persistence, if the required approval of the Persistence stockholders has not been obtained by reason of the failure to obtain the required vote at the special meeting of Persistence stockholders or at any adjournment thereof; provided that Persistence may not so terminate the merger agreement if the failure to obtain the required approval of the Persistence stockholders is caused by any action or failure to act of Persistence that constitutes a breach of the merger agreement or the breach of any voting agreement entered into by Persistence stockholders and Progress;

•	by Progress or Persistence, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured or has not been cured within 30 days after written notice of such breach; or

•	by Progress in the event Persistence or the Persistence board of directors or any committee thereof (a) withdraws, amends or modifies in a manner adverse to Progress, its recommendation to the Persistence stockholders in favor of adoption of the merger agreement, (b) fails to include in the proxy statement the recommendation of the Persistence board of directors in favor of the adoption of the merger agreement, (c) fails publicly to reaffirm its recommendation to the Persistence stockholders in favor of adoption of the merger agreement within 10 business days after Progress requests in writing that such recommendation be reaffirmed at any time following the public announcement of an alternative acquisition proposal, (d) approves or publicly recommends an alternative acquisition proposal, (e) enters into any letter of intent or similar contract accepting an alternative acquisition proposal, (f) fails to convene the special meeting of Persistence stockholders, solicits alternative acquisition proposals, or takes actions to minimize the effect of any applicable takeover statutes, or (g) fails to send to the Persistence stockholders, within 10 business days of the commencement of a third party tender or exchange offer relating to Persistence common stock, a statement disclosing that Persistence recommends rejection of such tender or exchange offer.

Limitation on Consideration of Other Acquisition Proposals; Receipt of Superior Offer (Page 43)

                Until the merger is completed or the merger agreement is terminated, Persistence has agreed not to solicit an alternative acquisition proposal from a third party, facilitate inquiries that would lead to an alternative acquisition proposal or engage in discussions with respect to an alternative acquisition proposal. In addition, the Persistence board of directors has similarly agreed not to endorse any acquisition proposal by a third party or to enter into a letter of intent or similar document relating to an alternative acquisition proposal.

                However, if Persistence receives an unsolicited, written acquisition proposal from a third party that the Persistence board of directors reasonably concludes after following consultation with Persistence’s financial advisor, is, or is likely to lead to, a superior offer, as described on page 43, and following consultation with Persistence’s outside legal counsel that such action is required in order for the Persistence board of directors to comply with its fiduciary obligations to Persistence stockholders, then, subject to the restrictions and the satisfaction of other conditions set forth in the merger agreement:

•	Persistence may furnish nonpublic information and discuss and negotiate the offer; and

•	the Persistence board of directors may approve, endorse or recommend the third party’s acquisition proposal and change its recommendation regarding the proposed merger with Progress.

                In any event, unless the merger agreement is terminated (including termination by Progress following receipt of a superior offer, the board changing its recommendation and payment of the $650,000 termination fee described below), Persistence will remain obligated to hold the special meeting with respect to the proposed merger with Progress.

Expenses and Termination Fees (Page 48)

                The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses.

                The merger agreement requires, however, that Persistence pay Progress a termination fee of $650,000 if:

•	the merger agreement is terminated by Progress in the event Persistence or the Persistence board of directors or any committee thereof (a) withdraws, amends or modifies in a manner adverse to Progress its recommendation to the Persistence stockholders in favor of adoption of the merger agreement, (b) fails to include in the proxy statement the recommendation of the Persistence board of directors in favor of the adoption of the merger agreement, (c) fails publicly to reaffirm its recommendation to the Persistence stockholders in favor of adoption of the merger agreement within 10 business days after Progress requests in writing that such recommendation be reaffirmed at any time following the public announcement of an alternative acquisition proposal, (d) approves or publicly recommends an alternative acquisition proposal, (e) enters into any letter of intent or similar contract accepting an alternative acquisition proposal, (f) fails to convene the special meeting of Persistence stockholders, solicits alternative acquisition proposals, or takes actions to minimize the effect of any applicable takeover statutes, or (g) fails to send to the Persistence stockholders, within 10 business days of the commencement of a third party tender or exchange offer relating to Persistence common stock, a statement disclosing that Persistence recommends rejection of such tender or exchange offer (in each case, a “triggering event”);

•	in the absence of a triggering event as described above, either party terminates the merger agreement because either Persistence fails to obtain the required approvals of the Persistence stockholders or the merger is not consummated by February 28, 2005 and (a) prior to such termination an alternative acquisition proposal was publicly disclosed and (b) within 18 months following termination of the merger agreement Persistence is acquired by a third party or enters into a contract providing for its acquisition by a third party.

Governmental Approvals (Page 39)

                The parties to the merger agreement are not required to file any notification with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder in connection with the merger. The parties do not believe that there are any other material government approvals required to be obtained to complete the merger.

Appraisal Rights of Dissenting Stockholders (Page 34)

                Persistence stockholders who do not wish to accept the $5.70 per share cash consideration in the merger have the right under either Delaware law or California law to exercise appraisal or dissenters’ rights, as applicable, and to receive payment in cash for the fair value or fair market value of their shares of Persistence common stock determined in accordance with Delaware law or California law, as applicable. The fair value or fair market value of shares of Persistence common stock as determined in accordance with Delaware law or California law may be more or less than the per-share cash amount to be paid to non-dissenting Persistence stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal or dissenters’ rights must not vote in favor of the approval and adoption of the merger agreement and approval of the merger and must follow specific procedures. Dissenting Persistence stockholders must precisely follow these specific procedures to exercise appraisal or dissenters’ rights or their appraisal or dissenters’ rights may be lost. These procedures are described in this proxy statement. Because Persistence is a Delaware corporation, the availability of dissenting stockholders’ appraisal rights for Persistence stockholders is determined under Delaware law. However, due to the location of the holders of a majority of Persistence shares in California and Persistence’s other contacts with the State of California, the California Corporations Code provides that California law regarding dissenting stockholders’ purchase rights may also apply to Persistence stockholders in the merger. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D, and the provisions of California law that grant dissenters’ rights and govern such procedures are attached as Annex E. We encourage all Persistence stockholders to read these provisions carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:           What will Persistence stockholders receive in the merger?

A:	As a result of the merger, Persistence stockholders will receive $5.70 in cash, without interest, for each share of Persistence common stock they own. For example, if you own 100 shares of Persistence common stock, you will receive $570.00 in cash in exchange for your Persistence shares.

Q:           Does the Persistence board of directors recommend voting in favor of the merger?

A:	Yes. After careful consideration, the Persistence board of directors determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, Persistence and its stockholders, and recommends that the Persistence stockholders vote to approve and adopt the merger agreement and approve the merger. Please also see the section entitled “Reasons for the Merger and Board of Directors Recommendation” on page 24.

Q:           What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Persistence stockholders.

Q:           What vote is required to approve the merger agreement proposal?

A:	Delaware law requires that the holders of a majority of the outstanding shares of Persistence common stock approve the merger agreement proposal. The holders of approximately 28% of the outstanding shares of Persistence common stock, including all executive officers and directors of Persistence, have entered into voting agreements with Progress pursuant to which they have agreed to vote in favor of the merger and against any proposal made in opposition to or in competition with the merger.

Q:           What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger, and your shares will not be counted for or against the adjournment proposal.

Q:           May I vote in person?

A:	Yes. You may attend the special meeting of Persistence stockholders, and vote your shares in person, rather than signing and returning your proxy card. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy to us. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted without a proxy from your broker.

Q:           May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Persistence stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:           Should I send in my Persistence stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Persistence common stock for the per-share cash amount of $5.70, without interest, for each share of Persistence common stock you own.

Q:           When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions. We expect to complete the merger shortly after the special meeting.

Q:           Am I entitled to dissenters’ or appraisal rights?

A:	Yes. Holders of Persistence common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters’ rights under the California Corporations Code in connection with the merger.

Q:           Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

PERSISTENCE SOFTWARE, INC. Attn: Secretary 1720 South Amphlett Boulevard, Third Floor San Mateo, California 94402 Telephone: (650) 372-3600

MARKET PRICE AND DIVIDEND DATA

                Persistence common stock is included in The Nasdaq SmallCap Market under the symbol “PRSW.” This table sets forth, for the periods indicated, the range of high and low per share sales prices for Persistence common stock as reported on The Nasdaq SmallCap Market.

	Persistence Common Stock
	Low	High
Year Ended December 31, 2002
First quarter	$8.70	$18.50
Second quarter	$5.30	$10.00
Third quarter	$4.20	$8.20
Fourth quarter	$3.00	$7.20
Year Ended December 31, 2003
First quarter	$1.50	$6.70
Second quarter	$2.00	$6.10
Third quarter	$3.05	$6.24
Fourth quarter	$3.54	$6.45
Year Ended December 31, 2004
First quarter	$3.09	$4.64
Second quarter	$3.40	$4.44
Third quarter (year-to-date)	$3.00	$4.40

                The following table sets forth the closing per share sales price of Persistence common stock, as reported on The Nasdaq SmallCap Market on September 24, 2004, the last full trading day before the public announcement of the proposed merger, and on October 8, 2004, the latest practicable trading day before the printing of this proxy statement:

Persistence Common Stock Closing Price
October 8, 2004	$5.58
September 24, 2004	$3.74

                Persistence has never declared or paid cash dividends on its common stock. The current policy of Persistence is to retain earnings for use in its business. Following the merger there will be no further market for Persistence common stock.

THE SPECIAL MEETING

                We are furnishing this proxy statement to stockholders of Persistence as part of the solicitation of proxies by the Persistence board of directors for use at the special meeting.

Date, Time and Place

                We will hold the special meeting at the executive offices of Persistence, 1720 South Amphlett Boulevard, San Mateo, California 94402, at 9:00 a.m., local time, on Friday, November 5, 2004.

Purpose of Special Meeting

                At the special meeting, we will ask holders of Persistence common stock to approve and adopt the merger agreement and approve the merger. The Persistence board of directors has approved the merger agreement and the merger, has determined that the merger agreement and the merger are fair to and in the best interests of Persistence and its stockholders, and recommends that Persistence stockholders vote “for” the adoption of the merger agreement. In addition, we will ask holders of Persistence common stock to vote on a proposal to grant Persistence management discretionary authority to adjourn the special meeting one or more times, but not later than February 28, 2005.

Record Date; Stock Entitled to Vote; Quorum

                Only holders of record of Persistence common stock at the close of business on October 6, 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 2,718,664 shares of Persistence common stock were issued and outstanding and held by approximately 141 holders of record. A quorum is present at the special meeting if a majority of the shares of Persistence common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. Broker non-votes will also count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Persistence common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

                The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of Persistence common stock outstanding on the record date. The proposal to grant Persistence management discretionary authority to adjourn the special meeting requires the approval of the holders of at least a majority of the shares held by those present or represented by proxy at the special meeting and eligible to vote on this proposal that are voted “for,” “against” or “abstain” with respect to this proposal. If a Persistence stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

Voting by Persistence Directors, Executive Officers and Certain Stockholders

                At the close of business on the record date, directors and executive officers of Persistence and their affiliates owned and were entitled to vote 748,242 shares of Persistence common stock, which represented approximately 28% of the shares of Persistence common stock outstanding on that date. Under the terms of voting agreements with Progress, these persons have agreed to vote their shares of Persistence common stock, and the shares over which they have voting control, for the adoption of the merger agreement and the adjournment proposal.

Voting of Proxies

                All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” the adjournment proposal.

                Shares of Persistence common stock represented at the special meeting but not voting, including shares of Persistence common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

                Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Persistence stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. Brokers who hold shares of Persistence common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and count as votes against the adoption of the merger agreement.

                Persistence does not expect that any matter other than the proposal to adopt the merger agreement and the related adjournment proposal will be brought before the special meeting. Our bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting.

Revocability of Proxies

                The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) filing with the Secretary of Persistence a duly executed revocation of proxy; (b) submitting a duly executed proxy to the Secretary of Persistence bearing a later date; or (c) appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

                All costs of solicitation of proxies will be borne by Persistence. You should send in your proxy by mail, telephone or internet without delay. Persistence reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

                Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Persistence common stock certificates will be mailed to Persistence stockholders as soon as practicable after completion of the merger.

THE COMPANIES

Persistence

                Persistence provides data access and caching infrastructure software specifically designed to eliminate data access bottlenecks such as redundant or inefficient database queries that cause poor application performance. Persistence’s technology may simplify and optimize access to complex enterprise data for custom applications. Persistence’s EdgeXtend products provide tools that generate application programming interfaces (“APIs”) for data access and caching. Persistence sells its products through direct sales and distributors, and its business is relatively concentrated in a small number of large customers.

                Persistence was incorporated in 1991 as Fulcrum Innovations, Inc. Its website is www.persistence.com. Persistence’s principal executive offices are located at 1720 South Amphlett Boulevard, San Mateo, California 94402, and its telephone number is (650) 372-3600. Additional information regarding Persistence is contained in Persistence’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 53.

Progress

                Progress, founded in 1981, develops, markets and distributes software to simplify and accelerate the development, deployment, integration and management of business applications. Progress conducts business through five operating units and a supporting research and business development unit. The principal operating unit conducts business as the Progress Company. The Progress Company provides the Progress® OpenEdge™ platform, a set of development and deployment technologies, including the OpenEdge RDBMS, one of the leading embedded databases, for building business applications. ObjectStore provides advanced data management software for developing real-time, high performance operational applications. Sonic Software Corporation delivers a distributed, standards-based communications and integration infrastructure, built on an enterprise service bus that integrates existing business applications and orchestrates business processes across the extended enterprise. PeerDirect Corporation is a supplier of technology for distributed application deployment and management. The fifth operating unit, DataDirect Technologies, was acquired in December 2003 and provides standards-based data connectivity software. PSC Labs, a division of the Company, focuses on new business development, research, and strategic investments. Progress’s principal executive offices are located at 140 Oak Park Drive, Bedford, Massachusetts 01730, and its telephone number is (781) 280-4000.

Progress Merger Subsidiary

                PSI Acquisition Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Progress. PSI Acquisition Sub, Inc. was organized solely for the purpose of entering into the merger agreement with Persistence and completing the merger and has not conducted any business operations.

PROPOSAL NO. 1—ACQUISITION OF PERSISTENCE BY PROGRESS

THE MERGER

                The following discussion describes the proposed merger. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger.

                References to, and descriptions of, the merger, the merger agreement and the voting agreement and the terms thereof throughout this proxy statement are qualified in their entirety by reference to the merger agreement included as Annex A to this proxy statement and the voting agreement included as Annex B to this proxy statement, respectively. These agreements are incorporated into this proxy statement where such references and descriptions appear.

Background of the Merger

                 In August 2003, Persistence launched a new business strategy by focusing on our existing customer base and growing revenue through the new EdgeXtend product family. Revenue growth remained relatively flat, due in part to continued poor economic conditions, increased competition from low-cost and open-source products, and decreased technology spending.

                 As a result of our limited growth outlook, the Persistence board began actively reviewing strategic alternatives in January 2004, including the pursuit of strategic relationships and the sale of our business. In January 2004, Persistence hired a Vice President of Business Development, Paul Slakey, to explore strategic opportunities for Persistence.

                 On April 7, 2004, Peter Moloney, Vice President of Corporate Development of Progress, left a voice message for Christopher Keene, the Chief Executive Officer of Persistence, expressing an interest in initiating discussions about Progress’s ObjectStore division and Persistence working together.

                 On April 8, 2004, Mr. Slakey returned Mr. Moloney’s call on behalf of Persistence, and left a voice message stating that Persistence would be open to an initial discussion.

                 On April 13, 2004, Mr. Moloney called Mr. Slakey and they discussed ways that Persistence and Progress could work together. Mr. Slakey noted that potential synergies appeared to exist between Persistence and several Progress companies, notably ObjectStore, Sonic Software, and DataDirect. Mr. Moloney agreed with this assessment, and stated that Progress’s specific interest at this time was in exploring a possible business combination of ObjectStore and Persistence. Mr. Slakey replied that Persistence would be open to discussing various forms of partnerships, including a merger with ObjectStore.

                 On April 20, 2004, Mr. Moloney came to Persistence headquarters in San Mateo and met with Mr. Keene and Mr. Slakey. Mr. Moloney made a presentation about Progress. He stated that Persistence’s object-relational mapping and distributed caching technology fit well with ObjectStore’s technology platform vision. He stated that ObjectStore intended to add this capability either by acquiring it or by developing it. Mr. Keene made a presentation about Persistence. At the conclusion of the meeting, Mr. Moloney reiterated Progress’s interest in merging the ObjectStore division with Persistence. Mr. Keene replied that Persistence would be open to further discussions.

                 On April 21, 2004, Mr. Slakey made a presentation to the Persistence board of directors describing the present status of various business development discussions, including the opportunity to explore a merger with Progress. The board advised that Persistence should continue discussions with Progress while continuing to explore partnerships and strategic alternatives with other companies. At the conclusion of the board meeting, Mr. Slakey made a phone call to Mr. Moloney to inform him of the board’s preliminary interest in merger discussions.

                 On April 23, 2004, Mr. Moloney sent an email to Mr. Slakey suggesting a visit to Progress headquarters in Bedford, Massachusetts.

                 On May 11, 2004, executives from Persistence met with executives from Progress at its Bedford headquarters. Mr. Keene, Mr. Slakey, and Persistence’s Vice President of Engineering and Products, Vivek Singhal, represented Persistence. They met with Mr. Moloney, Joseph Alsop, Chief Executive Officer of Progress, Bud Robertson, Senior Vice President of Finance and Administration and Chief Financial Officer of Progress, Rick Reidy, Senior Vice President of Products of Progress, Dave Benton, Vice President and Corporate Controller of Progress, Peter Sliwkowski, ObjectStore division President, Ken Rugg, ObjectStore Vice President of Engineering, Gus Bjorklund, ObjectStore Chief Technology Officer, and several other Progress employees. Mr. Keene made a presentation on Persistence’s business, and Mr. Singhal made a presentation on Persistence’s technology.

                 On May 13, 2004, Mr. Bjorklund requested and downloaded a copy of Persistence’s product EdgeExtend for evaluation.

                 On May 18, 2004, Mr. Moloney called Mr. Slakey to express interest in taking discussions to the next level. He informed Mr. Slakey that he would be forwarding an information request list of diligence items necessary to prepare an informed offer.

                 On May 25, 2004, Mr. Moloney called Mr. Slakey. They arranged for representatives from Progress to visit Persistence headquarters in San Mateo on June 17 and 18. Mr. Moloney extended an offer to Mr. Keene and Mr. Slakey to attend the annual Progress users’ conference, Progress Exchange 2004, in Las Vegas.

                 On June 3, 2004, Progress and Persistence entered into a mutual confidentiality agreement and the two companies began sharing information about their respective operations in order to enable each party to evaluate operations of the other party.

                 On June 9, 2004, Mr. Slakey called the Vice President of Corporate Development of Company A to inform him that Persistence was in discussions with one of Company A’s competitors about a potential strategic partnership. After an initial conversation, the Company A executive requested that Mr. Slakey send him additional information about Persistence, and said that he would speak with the Chief Executive Officer of Company A to assess whether Company A would be interested in acquiring Persistence.

                 On June 11, 2004, Mr. Slakey left a voice message for the Vice President of Corporate Development of Company A inquiring as to the status of their internal discussions. Company A did not respond.

                 On June 14, 2004, Mr. Keene and Mr. Slakey attended Progress Exchange 2004. Mr. Keene and Mr. Slakey had a lunch meeting with Mr. Alsop, Mr. Moloney, Mr. Sliwkowski, Mr. Rugg and Allan Stewart, ObjectStore Director of Sales.

                 On June 16, 2004, Donna Baracka, Director of Corporate Finance of Progress, visited Persistence headquarters and met with Gary Rhea, a Persistence financial consultant, Syed Ijaz, Persistence's Vice President of Customer Care, Derek Henninger, Persistence's Vice President of Worldwide Operations, and Mr. Slakey to review Persistence financial statements and discuss Persistence operations.

                 On June 17 and 18, 2004, Mr. Sliwkowski, Mr. Moloney, Mr. Rugg, and Ms. Baracka met in San Mateo with Mr. Keene, Mr. Slakey, Mr. Singhal, Mr. Rhea, Mr. Ijaz, Mr. Henninger, and Ardene Fullerton, Persistence’s Human Resources consultant.

                 On June 24, 2004, Mr. Slakey had an initial phone call with the Vice President of Corporate Development of Company B and suggested a possible acquisition of Persistence by Company B.

                 On June 25, 2004, the Vice President of Corporate Development of Company B contacted Mr. Slakey and informed him that while Company B perceived Persistence to have significant capabilities, that an acquisition was not a fit with Company B’s then current priorities.

                 On June 29, 2004, Mr. Keene, Mr. Slakey and Mr. Singhal met with the Senior Vice President of Technology and several engineers from Company C for a discussion of how Persistence technology might fit into Company C’s future product plans.

                 From June 21 through July 22, 2004, Persistence provided Progress with requested diligence items and engaged in an ongoing discussion about Persistence’s business.

                 On July 23, 2004, Persistence received a letter of intent from Progress.

                 On July 26, 2004, Mr. Slakey contacted the Senior Vice President of Technology of Company C to inform him that another company had submitted an offer to acquire Persistence and to inquire if Company C would be interested in acquiring Persistence.

                 On July 27, 2004, Company C informed Mr. Slakey that it was not interested in acquiring Persistence at that time.

                 On July 27, 2004, Mr. Keene, Mr. Henninger and Mr. Slakey met with representatives of Seven Hills Partners LLC to discuss a possible investment banking arrangement.

                 On July 28, 2004, Mr. Slakey spoke with Mr. Moloney and told him that the initial purchase price offer contained in the letter of intent was not high enough, based on prior board guidance, and would not be presented to the board.

                 On August 3, 2004, Mr. Moloney delivered to Persistence a verbal offer to increase the purchase price Progress had previously offered.

                 On August 3, 2004, Mr. Slakey contacted the Chief Operating Officer of Company D to inform him that another company had submitted an offer to acquire Persistence and to inquire if Company D would be interested in acquiring Persistence. Company D did not respond.

                 On August 4, 2004, the board of directors of Persistence held a telephonic board meeting to consider Progress's offer. At this meeting, the board discussed the terms of a counter-offer.

                 On August 5, 2004, Persistence delivered a written counter-offer to Progress.

                 On August 6, 2004, Progress formally rejected the counter-offer of Persistence.

                 On August 12, 2004, Persistence verbally indicated it would accept Mr. Moloney's verbal offer that he made on August 3, 2004, subject to seeing it in writing.

                 On August 17, 2004, Persistence received a revised letter of intent offering a higher purchase price, based on the verbal understanding.

                 On August 18, 2004, Persistence’s board of directors held a telephonic board meeting to discuss the Progress proposal and other alternatives. At this meeting, the board considered and evaluated the terms of the letter of intent offered by Progress, which included a binding non-solicitation provision that prohibited Persistence from soliciting, discussing or negotiating other acquisition proposals until the earlier of September 30, 2004 or the signing of a definitive merger agreement. The board authorized Mr. Keene to execute the letter of intent on behalf of Persistence, which he did later that day.

                 On August 19, 2004, James Romeo, Associate General Counsel of Progress, submitted a full due diligence request list to Persistence.

                 On August 31, 2004, Persistence retained Seven Hills to assess the fairness of the consideration to be received by the stockholders of Persistence from a financial point of view. Persistence had requested and received proposals from four different financial advisors. Persistence judged Seven Hills to be the best choice, based on their experience, expertise and reputation.

                 On September 1 and 2, 2004, Mr. Sliwkowski, Mr. Rugg, Mark Palmer, ObjectStore Vice President of Marketing, and Ellen Daniels, ObjectStore Director of Product Operations, visited Persistence’s San Diego facility and met with several members of Persistence’s engineering team.

                 On September 13 and 14, 2004, Mr. Stewart and Ms. Baracka visited Persistence headquarters in San Mateo and conducted operations and finance reviews.

                 From August 19, 2004 through September 26, 2004, Mr. Keene, Mr. Slakey, Brian Tobin, Persistence’s Acting Chief Financial Officer, Mr. Moloney, Ms. Baracka, Paul Lippe, an outside lawyer advising Persistence, Heller Ehrman White & McAuliffe LLP, the legal advisors of Persistence, Mr. Moloney, Ms. Baracka, Mr. Romeo, Renee Martel, Counsel of Progress, and Foley Hoag LLP, the legal advisors of Progress, had numerous discussions regarding outstanding legal and financial diligence items.

                 From August 19, 2004 through September 26, 2004, the legal advisors of Persistence and the legal advisors of Progress had numerous discussions during which they negotiated the terms of the merger agreement and the related voting agreement. During this time, Mr. Slakey and Mr. Moloney continued negotiations with respect to the proposed purchase price.

                 Because the Persistence board of directors was aware that director James Sutter would be unavailable on September 24, 2004 (the proposed date for the Persistence board meeting to approve the merger) because of pre-existing travel commitments, the Persistence board held a special meeting on September 23, 2004, attended by Messrs. Keene, Shanahan and Sutter. During this meeting, Mr. Keene and Mr. Slakey provided an update on the status of the merger discussions with Progress, including the status of the merger agreement and related voting agreement, the merger price, the proposed transaction timing and employee transition plans. Mr. Lippe reviewed the status of the merger agreement negotiations and the terms of the merger agreement and related documents, and representatives of Heller Ehrman reviewed issues related to the board’s fiduciary duties with respect to the proposed transaction. Following a discussion of the material terms of the merger agreement and the board’s input on further negotiations, representatives of Seven Hills presented the basis and methodology for evaluating the proposed merger consideration from a financial point of view, and a preview of their expected fairness opinion to be delivered the following day. Board members discussed various elements of this analysis with the representatives of Seven Hills. Although no board vote was taken at this meeting, Mr. Sutter asked a number of questions and then indicated his concurrence with the proposed transaction.

                 On September 24, 2004, the Persistence board of directors held another special meeting at 2:00 PM PST attended by Christopher Keene, Owen Brown, Sanjay Vaswani and Tom Shanahan (the entire board except for Mr. Sutter). At this meeting, Mr. Keene and Mr. Slakey provided an update on the status of the merger discussions with Progress, including the status of the merger agreement and related voting agreement, the merger price, the proposed transaction timing and employee transition plans. At this meeting, Mr. Lippe reviewed the status of the merger agreement negotiations and the terms of the merger agreement and related documents, and representatives of Heller Ehrman reviewed issues related to the board’s fiduciary duties with respect to the proposed transaction. Following a discussion of the material terms of the merger agreement and the board’s input on further negotiations, representatives of Seven Hills presented the basis and methodology for evaluating the proposed merger consideration from a financial point of view. The Persistence board of directors discussed various elements of this analysis with the representatives of Seven Hills.

                 Following this update, Seven Hills delivered its oral opinion to the Persistence board of directors that, based upon certain assumptions and qualifications, the per-share cash amount to be received by the Persistence stockholders in the merger was fair to such stockholders from a financial point of view as of the date of the board meeting. Following this entire discussion and based on the various factors set forth below in “Reasons for the Merger,” the Persistence board of directors concluded that the merger was in the best interest of, and favorable to, Persistence and its stockholders, and that the per-share cash amount to be received by the Persistence stockholders pursuant to the merger was fair to the Persistence stockholders from a financial point of view as of the date of the board meeting. Accordingly, the Persistence directors present at the meeting unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger agreement and related documents contingent only upon the finalization of disclosure schedules and the delivery of Seven Hill’s written fairness opinion. In the evening of September 24 Seven Hills delivered its written opinion to the Persistence board of directors. See “--Opinion of Seven Hills” on page 26 and the full text of the written opinion of Seven Hills attached hereto as Annex C.

                 On September 25 and 26, 2004, Persistence and Progress finalized the disclosure schedules and prepared execution copies of the merger agreement and related documents. In the evening of Sunday, September 26, 2004, Persistence and Progress entered into the merger agreement, and certain Persistence directors and officers, and affiliated stockholders, entered into voting agreements with Progress.

                 Prior to the opening of the market on September 27, 2004, Persistence and Progress issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Board of Directors Recommendation

                Reasons for the Merger. In the course of reaching its decision to approve and adopt the merger and the merger agreement, the board of directors of Persistence consulted with senior management, legal counsel to Persistence and the financial advisor to Persistence, reviewed a significant amount of information, and considered a number of factors, including the following:

•	the value of the consideration to be received by the Persistence stockholders in the merger pursuant to the merger agreement, as well as the fact that stockholders would receive the consideration in cash with no financing condition;

•	Persistence’s prospects if it were to remain independent, including the risks inherent in remaining independent;

•	the possible alternatives to the merger (including the possibility of continuing to operate Persistence as an independent entity, and the perceived risks thereof), the range of possible benefits to the Persistence stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and the Persistence board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Persistence or reasonably likely to create greater value for the Persistence stockholders;

•	the financial condition, historical results of operations and business and strategic objectives of Persistence, as well as the risks involved in achieving those objectives;

•	other historical information concerning Persistence’s business, prospects, financial performance and condition, operations, technology, management and competitive position;

•	the fact that the $5.70 per share to be paid as the consideration in the merger represents a premium of approximately 51.6% over the one-month trailing average of $3.76 per share, a premium of approximately 54.1% over the one-week trailing average of $3.70 per share, and a premium of approximately 52.4% over the $3.74 closing sale price for the shares on The Nasdaq SmallCap Market on September 24, 2004,which was the closing sale price of the stock immediately prior to the commencement of the 2:00 pm PST meeting of the Persistence board of directors to approve the merger agreement and the merger;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock of Persistence;

•	the opinion of Seven Hills Partners LLC, dated September 24, 2004, that as of that date, the per-share cash amount to be received by the Persistence stockholders in the merger was fair to such stockholders from a financial point of view. A copy of the Seven Hills opinion is attached to this proxy statement as Annex C. Such opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Seven Hills Partners LLC;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Progress and the associated risks if the merger was not completed;

•	the likely impact of the announcement of the merger on Persistence’s employees and customers;

•	the expected effect of the announcement of the merger on Persistence’s existing relationships with third parties;

•	the interests that certain executive officers and directors of Persistence may have with respect to the merger in addition to their interests as stockholders of Persistence generally as described in “Interests of Persistence Directors and Management in the Merger;”

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, Persistence is not prohibited from responding in the manner provided in the merger agreement to any unsolicited acquisition proposal (as described below in “The Merger Agreement and The Voting Agreement—Limitation on Consideration of Other Acquisition Proposals” on page 43) that Persistence’s board of directors reasonably determines in good faith constitutes or is likely to lead to a superior offer (as described below in “The Merger Agreement and The Voting Agreement—Limitation on Consideration of Other Acquisition Proposals” on page 43) in the manner provided in the merger agreement.

                The preceding discussion of the information and factors considered by the Persistence board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Persistence board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Persistence board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors, but rather, the Persistence board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Persistence’s senior management and legal and financial advisors.

                The Persistence board of directors recognized that, while the consummation of the merger gives the Persistence stockholders the opportunity to realize a premium over the price at which the shares were traded during the period prior to the public announcement of the merger, consummation of the merger would eliminate the opportunity for such stockholders to participate in the future growth and any future profits of Persistence. The Persistence board of directors believes that the loss of this opportunity was fully reflected in the per-share cash amount of $5.70 per share. The Persistence board of directors recognized that there could be no assurance as to the level of growth or profits to be attained by Persistence, if it remained independent, or by Persistence as the surviving corporation in the merger in the future.

                Board of Directors Recommendation. After careful consideration, the Persistence board of directors approved the merger agreement and the merger unanimously by those directors present at the September 24th meeting and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Persistence and its stockholders. The Persistence board of directors has declared advisable, and recommends, that the Persistence stockholders vote “for” the adoption and approval of the merger agreement and the merger.

Opinion of Seven Hills

                 The board of directors of Persistence engaged Seven Hills to render a fairness opinion in connection with the proposed merger of Persistence and Progress. On September 24, 2004, Seven Hills delivered to the Persistence board of directors its oral opinion (which was subsequently confirmed in writing on the evening of September 24th) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the consideration to be received by Persistence stockholders in the merger was fair, from a financial point of view, to such stockholders.

                 The full text of Seven Hills’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Annex C to this proxy statement. Persistence stockholders should read the opinion carefully and in its entirety. The following description of Seven Hills’ opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

                Seven Hills provided the opinion described above for the information and assistance of the Persistence board of directors. The terms of the merger agreement and the consideration, however, were determined through negotiations between Persistence and Progress, and were approved by the Persistence board of directors. Seven Hills directed its opinion to the Persistence board of directors. The opinion does not constitute a recommendation as to how any holder of shares of Persistence common stock should vote with respect to the merger or any other matter. The opinion addresses only the fairness, from a financial point of view, to the Persistence stockholders of the consideration to be received in the merger. It does not address the underlying decision by Persistence to engage in the merger.

In connection with its opinion, Seven Hills reviewed and considered, among other things:

•	a draft of the merger agreement dated September 23, 2004, which did not differ materially from the final version of the merger agreement;

•	certain publicly available financial and other information for Persistence, including Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, and certain other relevant financial and operating data furnished to Seven Hills by Persistence’s management;

•	certain publicly available financial and other information for Progress, including Annual Report on Form 10-K for the fiscal year ended November 30, 2003, Quarterly Report on Form 10-Q for the quarter ended May 30, 2004 and Progress’s earnings announcement dated September 16, 2004 for the quarter ended August 31, 2004;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Persistence prepared by its management;

•	discussions Seven Hills had with certain members of Persistence’s management concerning the historical and current business operations, financial conditions and prospects of Persistence and such other matters Seven Hills deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of Persistence and operating results, the reported price and trading histories of certain publicly traded companies Seven Hills deemed relevant;

•	certain financial terms of the transaction as compared to the financial terms of certain selected business combinations Seven Hills deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Seven Hills deemed relevant for the purposes of its opinion.

Seven Hills relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Persistence or which is publicly available. Seven Hills did not assume any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, Seven Hills did not conduct nor did it assume any obligation to conduct any physical inspection of the properties or facilities of Persistence. Seven Hills further relied upon the assurance of Persistence’s management that they are unaware of any facts that would make the information provided to Seven Hills incomplete or misleading in any respect. Seven Hills, with Persistence’s consent, assumed that the financial forecasts which Seven Hills examined were reasonably prepared by the management of Persistence on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Persistence, and such projections provide a reasonable basis for Seven Hills’ opinion.

For purposes of rendering its opinion, Seven Hills assumed in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. Seven Hills assumed that the final form of the merger agreement was substantially similar to the drafts furnished to it for review. Seven Hills also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

Seven Hills did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Persistence nor was it furnished with such materials. Seven Hills assumed with Persistence’s consent that there were no legal issues with regard to Persistence or Progress that would affect the opinion, and Seven Hills relied on this assumption without undertaking any independent investigation or inquiry. Seven Hills’ services to Persistence in connection with the transaction were comprised of rendering its opinion from a financial point of view with respect to the consideration to be received by the Persistence stockholders in the merger. Seven Hills’ opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by Seven Hills on the date of the opinion. Although subsequent developments may affect its opinion, Seven Hills does not have any obligation to update, revise or reaffirm its opinion. Additionally, while Persistence’s management informed Seven Hills that Persistence solicited other potential business combination transactions involving Persistence and/or its assets, Seven Hills did not, solicit alternative offers for Persistence or its assets, nor did it investigate any other alternative transactions that may have been available to Persistence.

The following represents a brief summary of the material financial analyses performed by Seven Hills in connection with providing its opinion to the Persistence board of directors. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills.

Trading and Transaction Statistics. Seven Hills, based on publicly available information, calculated and compared multiples of enterprise value, referred to as EV, for Persistence and the implied EV offered to Persistence stockholders in the transaction, which Seven Hills defined as market capitalization plus debt and minority interest less cash and cash equivalents, to:

•	the last twelve months revenue, referred to as EV/LTM revenue; and

•	the last quarter annualized revenue, referred to as EV/LQA.

Seven Hills also calculated and compared the multiples of price to last quarter annualized earnings per share, referred to as price/LQA EPS, for both Persistence and the price per share offered to Persistence stockholders in the transaction. The enterprise value and price comparison information appears in the table below:

	Persistence	Transaction Statistics
EV/LTM Revenue	0.65x	1.31x
EV/LQA Revenue	0.58x	1.17x
Price/LQA EPS	18.6x	28.5x

Seven Hills also reviewed the average closing prices for Persistence’s common stock over periods between September 24, 2003 and September 23, 2004, as set forth in the following table, and compared the share prices to the implied consideration offered by Progress to Persistence stockholders:

	Average Price / Trading Range	Premium/(Discount)
September 23, 2004	$3.72	53.2%
1-Week	$3.70	54.1%
1-Month	$3.76	51.6%
2-Month	$3.73	52.8%
3-Month	$3.80	50.0%
6-Month	$3.88	46.9%
1-Year	$4.07	40.0%
52-Week High	$6.11	(6.7%)
52-Week Low	$3.20	78.1%

Public Company Analysis. Seven Hills compared selected financial information, ratios and public market multiples for Persistence to the corresponding data for the following (1) six publicly-traded infrastructure software companies with last twelve months, or LTM, revenue of less than $75 million and (2) seven publicly-traded large cap infrastructure software companies:

Infrastructure Software Companies with LTM Revenue Less than $75 Million

•	Pervasive Software Inc.

•	Sapiens International Corporation N.V.

•	NetManage, Inc.

•	Versant Corporation

•	NEON Systems, Inc.

•	Versata, Inc.

Large Cap Infrastructure Software Companies

•	Microsoft Corporation

•	International Business Machines Corporation

•	Oracle Corporation

•	Sun Microsystems, Inc.

•	BEA Systems, Inc.

•	Sybase, Inc.

•	Progress Software Corporation

Seven Hills chose these companies because they were publicly-traded companies that, for purposes of the analysis, Seven Hills considered reasonably comparable to Persistence. The selected public companies may significantly differ from Persistence based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

Seven Hills reviewed, among other information, multiples of EV and share price values for the comparable companies with LTM revenue less than $75 million implied by those comparable companies’:

•	last twelve months’ revenue, referred to as LTM revenue;

•	last quarter annualized revenue, referred to as LQA revenue; and

•	last quarter annualized earnings per share, referred to as LQA EPS.

The comparable companies analysis resulted in the following ranges of implied multiples as of September 23, 2004:

Comparable Infrastructure Software Companies with LTM Revenue Less than $75 Million
	Multiple Range	Mean	Median
EV/LTM Revenue	0.23x to 2.23x	0.85x	0.71x
EV/LQA Revenue	0.20x to 1.90x	0.81x	0.77x
Share Price/LQA EPS	13.6x to 30.6x	22.1x	22.1x

Information for the selected companies was based on publicly available SEC filings and press releases.

Precedent Transaction Analysis. Seven Hills reviewed publicly available financial information relating to the following selected transactions for enterprise software companies with transaction values less than $75 million since January of 2003:

Acquirer	Target
Cognos Incorporated	Frango AB
Art Technology Group, Inc.	Primus Knowledge Solutions, Inc.
QuadraMed Corporation	Tempus Software, Inc.
ComVest Investment Partners, II LLC	Catalyst International, Inc.
Workstream Inc.	Kadiri, Inc.
Verity, Inc.	Cardiff Software, Inc.
Stellent, Inc.	Optika Inc.
3M Company	Highjump Software, Inc.
Retalix Ltd.	OMI International, Inc.
Opsware Inc.	Tangram Enterprise Solutions, Inc.
Altiris, Inc.	Wise Solutions, Inc.
Quovadx, Inc.	Rogue Wave Software, Inc.
Versant Corporation	Poet Holdings, Inc.
Vignette Corporation	Intraspect Software, Inc.
chinadotcom corporation	Ross Systems, Inc.
SSA Global Technologies, Inc.	EXE Technologies, Inc.
Pervasice Software Inc.	Data Junction Corp.
Tecnomatix Technologies Ltd.	USDATA Corporation
Secure Computing Corporation	N2H2, Inc.
Autonomy Corporation PLC	Virage, Inc.
Epicor Software Corporation	ROI Systems, Inc.
Geac Computer Corporation Limited	Comshare, Incorporated
Battery Ventures	Made2Manage Systems, Inc.
Dendrite International, Inc.	SYNAVANT Inc.
Group 1 Software, Inc.	Sagent Technology, Inc.
Electronics For Imaging, Inc.	Printcafe Software, Inc.
Tumbleweed Communications Corp.	ValiCert, Inc.

Seven Hills chose the selected transactions because they were business combinations that, for the purposes of the analysis, Seven Hills considered to be reasonably comparable to the merger. The selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

Seven Hills reviewed, among other things, the transaction values, calculated as the equity purchase price adjusted for the target’s debt and cash and cash equivalents, when appropriate, implied in the relevant transactions as a multiple of the targets’:

•	last twelve months revenue, referred to as LTM revenue; and

•	last quarter annualized revenue, referred to as LQA revenue.

The analysis indicated the following implied multiples for the selected transactions and for the merger:

Selected Transactions
	Multiple Range	Mean	Median
Transaction Value /LTM Revenue	0.22x to 3.91x	1.42x	1.20x
Transaction Value/LQA Revenue	0.21x to 3.36x	1.09x	0.98x

Multiples for the selected transactions were based on relevant SEC filings, press releases and other publicly available data.

Premiums Paid Analysis. Seven Hills reviewed selected purchase price per share premiums paid or to be paid in all cash acquisitions of publicly-traded software companies announced from September 1, 2002 through September 21, 2004, with equity values less than $75 million:

Acquirer	Target
Cognos Incorporated	Frango AB
ComVest Investment Partners, II LLC	Catalyst International, Inc.
Jaguar Technology Holdings, LLC	Firepond, Inc.
Electronics for Imaging, Inc.	T/R Systems, Inc.
SSA Global Technologies, Inc.	EXE Technologies, Inc.
Autonomy Corporation plc	Virage, Inc.
Geac Computer Corporation Limited	Comshare, Incorporated
Battery Ventures	Made2Manage Systems, Inc.
SSA Glogal Technologies, Inc.	Elevon, Inc.
Dendrite International, Inc.	SYNAVANT Inc.
Platinum Equity, LLC	Tanning Technology Corporation
Electronics for Imaging, Inc.	Printcafe Software, Inc.
GTG Acquisition Corp.	Resonate Inc.
Open Text Corporation	Eloquent, Inc.
Sybase, Inc.	AvantGo, Inc.
SBI and Company	Razorfish, Inc.
XXI Merger Corp.	Prophet 21, Inc.
Enghouse Systems Limited	Syntellect Inc.
SofTech, Inc.	Workgroup Technology Corporation
Progress Software Corporation	eXcelon Corporation
Borland Software Corporation	Starbase Corporation
MASBC, Inc.	Viador, Inc.

This analysis indicated mean and median and high and low premiums to the targets’ closing stock prices on dates for periods prior to the announcement of the applicable transaction as set forth in the following table.

	Premium / (Discount) (%) to Stock Price
	One Day Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement
Mean/Median	59.7% / 37.3%	65.7% / 43.3%	72.6% / 53.0%
High	243.8%	261.4%	238.9%
Low	(19.3%)	(8.4%)	(4.8%)

        Other Considerations

The foregoing description is only a summary of the analyses and examinations that Seven Hills deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Seven Hills. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Seven Hills believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Persistence’s board of directors. In addition, Seven Hills may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Seven Hills with respect to the actual value of Persistence. In performing its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Persistence and Progress. The analyses performed by Seven Hills are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the financial fairness of the consideration to be received by the Persistence stockholders in the merger, and were provided to Persistence in connection with the delivery of Seven Hills’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Seven Hills’ opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Seven Hills as of, the date of the opinion, and subsequent developments may affect Seven Hills’ opinion, although Seven Hills does not have any obligation to update, revise, or reaffirm its opinion. As described above, Seven Hills’ opinion and presentation was only one of the factors that the Persistence board of directors took into consideration in making its determination to approve the merger agreement and the merger. Persistence has agreed to pay Seven Hills a customary fee for its financial advisory services, including delivery of its opinion. The Persistence board of directors was aware of this fee structure and took it into account in considering Seven Hills’ opinion and in approving the merger. Further, Persistence has agreed to reimburse Seven Hills for its out-of-pocket expenses (subject to a cap) and to indemnify Seven Hills, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

Persistence selected Seven Hills to assist it in the merger based on Seven Hills’ experience, expertise and reputation. Seven Hills may provide investment banking services to Persistence and Progress in the future, for which services Seven Hills may receive compensation.

Interests of Persistence Directors and Management in the Merger

                In considering the recommendation of the Persistence board of directors in favor of the merger, stockholders of Persistence should be aware that members of the Persistence board of directors and executive officers of Persistence have interests in the merger that are different from, or in addition to, the interests of stockholders of Persistence. Such interests relate to or arise from, among other things:

•	the terms of the merger agreement providing for the continued indemnification of current directors and officers of Persistence;

•	non-employee directors with options to acquire Persistence common stock will have these options fully accelerated as a result of the merger and cashed out based on any positive spread between the per-share cash amount payable in the merger and the exercise price for such options;

•	the Persistence board of directors has accelerated the vesting of certain in-the-money options held by employees, including officers, in connection with the merger, and these options will be cashed out based on any positive spread between the per-share cash amount payable in the merger and the exercise price for such options;

•	certain officers that are offered and accept offers for continued employment by Progress following the completion of the merger will receive options to acquire Progress common stock in connection with their employment; and

•	certain officers are parties to employment arrangements with Progress.

                These interests are described below in greater detail. The Persistence board of directors was aware of, and considered the interests of, their directors and executive officers in approving the merger agreement and the merger.

                Indemnification and Insurance. The merger agreement provides that Progress will assume, and will cause the surviving corporation to fulfill and honor in all respects, the obligations of Persistence pursuant to any indemnification agreement between Persistence and its directors and officers as of the effective time of the merger and any indemnification provisions under Persistence’s certificate of incorporation or bylaws as in effect on the date of the merger agreement. The merger agreement further provides that the certificate of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of Persistence as those contained in Persistence’s certificate of incorporation and bylaws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals, who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Persistence.

                In addition, Progress shall, or Persistence may, with the prior written consent of Progress, purchase an extension of certain coverage afforded by Persistence’s directors’ and officers’ liability insurance policy for a six-year period following the closing of the merger, provided that the total premium cost of such insurance does not exceed $225,000.

                 Stock Options.  Each of the officers of Persistence has entered into a change of control agreement, pursuant to which certain options would have their vesting accelerated upon the officer's termination in connection with or after a change of control of Persistence.  Because a condition to the merger was that Persistence options would not be assumed or substituted by Progress, but rather would terminate on the closing of the merger, the Persistence board of directors amended the acceleration provision in the officers' change of control agreements such that the options that would otherwise have vested on the employee's termination would vest instead immediately prior to the closing of the merger. In addition, the Persistence board of directors accelerated the vesting of certain options granted on December 18, 2003 to employees, including officers, effective and contingent on the closing of the merger. Finally, all options held by non-employee board members will have their vesting accelerated in full in connection with the merger. The effect of this accelerated vesting on options held by the officers and directors is as follows:

Name	Title	Vested in-the- money options at December 1, 2004	Accelerated Vesting of in-the-money options	Total in-the- money options vested at closing	Value of in- the-money options ($)
Chris Keene	Chief Executive Officer and Secretary	4,166	15,000	19,166	$ 46,147.80
Derek Henninger	Vice President of Worldwide Field Operations	2,083	7,500	9,583	$ 23,073.90
Vivek Singhal	Vice President of Engineering	3,983	7,500	11,483	$ 26,023.90
Brian Tobin	Acting Chief Financial Officer	1,041	8,959	10,000	$ 20,175.00
Owen Brown	Director	8,166	5,834	14,000	$ 39,960.00
Jim Sutter	Director	9,277	4,723	14,000	$ 41,800.00
Sanjay Vaswani	Director	12,333	1,667	14,000	$ 37,050.00

                 Employee Bonus

In connection with the merger, Progress is undertaking certain obligations to pay Persistence employees, including officers, a cash bonus in the aggregate of $453,303 if certain financial performance milestones are met by January 2005. If these milestones are met, the bonuses paid to the former Persistence officers will be as follows:

Name	Share of Employee Bonus
Chris Keene	$ 80,000
Vivek Singhal	$ 60,000
Brian Tobin	$ 22,000

                Employment Arrangement. In accordance with the merger agreement, the following employees of Persistence are expected to enter into employment arrangements with Progress, as described below, that will become effective upon the completion of the merger.

•	Christopher Keene. Following the merger, Mr. Keene will serve as Vice President, Data Caching, of the ObjectStore division of Progress and will be paid an annual base salary of $220,000, and an annual bonus at plan of $45,000, of which a portion will be guaranteed in the first year. Mr. Keene will be awarded an option grant to acquire 30,000 shares of Progress common stock.

•	Derek Henninger. Following the merger, Mr. Henninger will serve as Director, Worldwide Technical Services of the ObjectStore division of Progress and will be paid an annual base salary of $155,000, and an annual bonus at plan of $60,000, of which a portion will be guaranteed in the first year. Mr. Henninger will be awarded an option grant to acquire 20,000 shares of Progress common stock.

•	Vivek Singhal. Following the merger, Dr. Singhal will serve as Director, Data Caching Development of the ObjectStore division of Progress and will be paid an annual base salary of $160,000, and an annual bonus at plan of $45,000, of which a portion will be guaranteed in the first year. Dr. Singhal will be awarded an option grant to acquire 20,000 shares of Progress common stock.

Appraisal Rights of Dissenting Stockholders

                The merger agreement provides that shares of Persistence common stock that are outstanding immediately prior to the effectiveness of the merger and have not been voted in favor of the merger will not be converted into the consideration set forth in the merger agreement if the holder of the shares validly exercises and perfects statutory purchase or appraisal rights with respect to the shares, although the shares will be automatically converted into the consideration set forth in the merger agreement on the same basis that all other Persistence shares are converted in the merger when and if the holder of those shares withdraws his, her or its demand for purchase or appraisal or otherwise becomes legally ineligible to exercise purchase or appraisal rights.

                Because Persistence is a Delaware corporation, the availability of dissenting stockholders’ appraisal rights for Persistence stockholders is determined by the Delaware General Corporation Law (“Delaware law”), which is summarized below. However, due to the location of the holders of a majority of Persistence shares in California and Persistence’s other contacts with the State of California, Section 2115 of the California Corporations Code (“California law”) provides that California law regarding dissenting stockholders’ purchase rights may also apply to Persistence stockholders in the merger. Because of the potential applicability of California law, summaries of both Delaware law and California law regarding dissenting stockholders’ purchase or appraisal rights are provided below. Because neither Delaware law nor California law regarding purchase or appraisal rights expressly addresses the question of which law supersedes in this situation, Persistence and Progress have decided that Persistence stockholders will be permitted to exercise dissenters’ purchase or appraisal rights under either Delaware law or California law, except to the extent that a court or applicable legal authority rules otherwise.

                Appraisal Rights under Delaware law

                The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

                If the merger is consummated, dissenting holders of Persistence common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of Persistence common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the per-share cash amount that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

                The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Persistence common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal with respect to such shares and must continuously hold such shares through the effective time of the merger.

                Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Persistence before the special meeting on November 5, 2004. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

                A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Persistence common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

                A Persistence stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Persistence at its address at 1720 South Amphlett Boulevard, San Mateo, California 94402, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Persistence common stock. Within ten days after the effective time of the merger, Persistence must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

                Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to Persistence a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Persistence, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by Persistence and ten days after the latest date for delivery of a demand for appraisal under Section 262.

                Within 120 days after the effective time of the merger (but not thereafter), either Persistence or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her shares of Persistence common stock. Persistence has no present intention to file such a petition if demand for appraisal is made.

                Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Persistence, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Persistence. If a petition is filed by Persistence, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Persistence and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Persistence. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

                If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

                Persistence stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Material United States Federal Income Tax Consequences of the Merger” on page 40.

                Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

                At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw the demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw the demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of Persistence. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stock holders’ rights to appraisal (if available) will cease. Inasmuch as Persistence has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

                Failure by any Persistence stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of its appraisal rights.

                Appraisal Rights Under California Law.

                Although Persistence is incorporated in the State of Delaware, as noted above, due to the location of the holders of a majority of the shares and Persistence’s other contacts with the State of California, the provisions of California Corporations Code relating to the rights of dissenting stockholders in a merger may apply to the merger.

                If the merger is completed, when the merger becomes effective, stockholders of Persistence who do not vote in favor of the merger and comply with the procedures prescribed in Chapter 13 of the California Corporations Code (attached as Annex E hereto) will be entitled to a judicial appraisal of the fair market value of their shares, which, for purposes of the exercise of appraisal rights under California law, is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger, and to require Persistence to purchase the stockholder’s shares for cash at such fair market value.

                The following is a brief summary of the statutory procedures that must be followed by a stockholder of Persistence in order to dissent from the merger and perfect appraisal rights under the California law. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code, the full text of which is attached to this Proxy Statement as Annex G and is incorporated herein by reference.

                In order to exercise appraisal rights under California law, a Persistence stockholder must be entitled to vote on the proposal to approve the merger, or be a transferee of record of shares held by such a stockholder. Under Chapter 13 of the California Corporations Code, appraisal rights can only be exercised with respect to shares of Persistence capital stock that are outstanding on the record date for the determination of Persistence stockholders entitled to vote on the merger.

                Under Section 1301(a) of the California Corporations Code, Persistence is required to mail within ten days after the date of adoption and approval of the merger agreement a notice of approval that contains a statement of the price determined by Persistence to represent the fair market value of dissenting shares and a brief description of the procedure to be followed to exercise appraisal rights. The notice of approval is attached as Annex F to this proxy statement. The statement of the fair market value of the Persistence stock constitutes an offer by Persistence to purchase at that price any shares of Persistence stock for which appraisal rights are perfected. In addition, as required by California Corporations Code, attached to this Proxy Statement as Annex E is a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California Law.

 A stockholder of Persistence wishing to require Persistence to purchase his, her or its shares of Persistence capital stock pursuant to Chapter 13 of the California Corporations Code must:

•	not vote in favor of approval of the merger;

•	make written demand upon Persistence to have Persistence purchase those shares for cash at their fair market value. The demand must be made by a person who was a stockholder of record on the record date, must state the number and class of shares held of record by the dissenting stockholder and must contain a statement of what the stockholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the stockholder will constitute an offer by the stockholder to sell the shares to Persistence at the specified price. The written demand must be received by Persistence within thirty days after the date on which the Notice of Approval is mailed to the stockholder. If the stockholder’s demand is not received by Persistence within this thirty-day period, then the stockholder will forfeit his, her or its appraisal rights; and

•	submit to Persistence, within thirty days after the date on which the Notice of Approval is mailed to the stockholder, at Persistence’s principal office or the office of its transfer agent, the certificates representing any shares of Persistence stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.

                Written demands, notices or other communications concerning the exercise of appraisal rights should be addressed to Persistence at its address at 1720 South Amphlett Boulevard, San Mateo, California 94402, Attention: Secretary.

                Under California law, a dissenting stockholder may not withdraw its demand for payment of the fair market value of the stockholder’s dissenting shares in cash unless Persistence consents.

                If the stockholder and Persistence agree that the shares of Persistence stock as to which the stockholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments under California law from the date of the merger agreement. Any agreements fixing the fair market value of any dissenting shares as between Persistence and any dissenting stockholder must be filed with the secretary of Persistence.

                However, if Persistence denies that the stockholder’s shares qualify as dissenting shares eligible for purchase under Chapter 13 of the California Corporations Code, or Persistence and the stockholder fail to agree upon the fair market value of the shares, then the stockholder may, within six months after the date on which Persistence mailed to the stockholder the Notice of Approval, but not thereafter, file a complaint in the California Superior Court of the proper county requesting the Court to determine whether the stockholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of appraisal rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

                If the Court is requested to determine the fair market value of the shares, it shall appoint one or more impartial appraisers to determine the fair market value of the shares. Within ten days of their appointment, the appraisers, or a majority of them, will make and file a report with the Court. If the Court finds the report reasonable, the Court may confirm it. However, if the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the Court or the report is not confirmed by the Court, then the Court will determine the fair market value. If the Court determines that the stockholder’s shares qualify as dissenting shares, then, following determination of their fair market value, Persistence will be obligated to pay the dissenting stockholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Persistence of the certificates for the shares as to which the appraisal rights are being exercised.

                The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Persistence and dissenting stockholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Persistence, then Persistence shall pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by Persistence for the shares in the Notice of Approval, then the Court may in its discretion include attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments in the costs payable by Persistence.

                Certain Differences Between Delaware and California Law on Appraisal Rights. As noted above, there are several differences between the laws of Delaware and California with respect to dissenting stockholders’ appraisal rights. These differences include, but are not limited to the following:

•	under Delaware law, in order to exercise dissenters’ rights, a stockholder must deliver a written appraisal demand prior to the date of the stockholders’ meeting to approve the merger. By comparison, under California law a stockholder who has not voted in favor of the merger is not required to deliver a written appraisal demand until thirty days after the date on which a notice of the approval of the merger by Persistence’s stockholders is mailed to the stockholder; and

•	under Delaware law, Persistence or a dissenting stockholder must file a petition for an appraisal of dissenting shares within 120 days after the effective time of the merger to exercise appraisal rights. By comparison, under California law, if the parties do not agree on the status of shares as dissenting shares or their fair market value, the stockholder has until six months after the date on which notice of approval of the merger by Persistence’s stockholders was mailed to the stockholder to file a complaint in the California Superior Court requesting a determination of these matters.

                Persistence stockholders considering whether to seek appraisal should bear in mind that the fair value of their Persistence capital stock determined under Section 262 of the Delaware law or Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of consideration to be issued and paid in the merger as set forth in the merger agreement. Also, Persistence reserves the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Persistence capital stock is less than the value of the consideration to be issued and paid in the merger as set forth in the merger agreement.

                The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Persistence stockholders wishing to dissent should consult with their own legal counsel in connection with compliance with Section 262 of the Delaware Law or Chapter 13 of the California Law.

                Any stockholder who fails to comply with the requirements of Section 262 of the Delaware Law, attached as Annex D to this Proxy Statement, or Chapter 13 of the California Law, attached as Annex E to this Proxy Statement, will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights and will receive the consideration to be issued and paid in the merger as set forth in the merger agreement.

Governmental Approvals

                The parties to the merger agreement are not required to file any notification with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder in connection with the merger. The parties do not believe that there are any other material government approvals required to be obtained to complete the merger.

Form of the Merger

                Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, PSI Acquisition Sub, Inc., a wholly owned subsidiary of Progress and a party to the merger agreement, will merge with and into Persistence. Persistence will survive the merger as a wholly owned Delaware subsidiary of Progress.

Merger Consideration

                At the effective time of the merger, each outstanding share of Persistence common stock, other than treasury shares held by Progress or PSI Acquisition Sub, Inc. and shares held by Persistence stockholders who perfect their appraisal or purchase rights, will be converted into the right to receive $5.70 in cash, without interest (which amount is sometimes referred to herein as the “per-share cash amount”).

                Treasury shares and shares held by Progress or PSI Acquisition Sub, Inc. will be canceled at the effective time of the merger. As of the effective time of the merger, all shares of Persistence common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of Persistence common stock will cease to have any rights as a stockholder, except the right to receive the per-share cash amount. The per-share cash amount was determined through arm’s-length negotiations between Progress and Persistence.

Conversion of Shares; Procedures for Exchange of Certificates

                The conversion of Persistence common stock into the right to receive the per-share cash amount will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, American Stock Transfer & Trust Company, the paying agent, will send a transmittal letter to each former Persistence stockholder. The transmittal letter will contain instructions for obtaining cash in exchange for shares of Persistence common stock. Persistence stockholders should not return stock certificates with the enclosed proxy.

                In the event of a transfer of ownership of Persistence common stock that is not registered in the records of Persistence’s transfer agent, the cash consideration for shares of Persistence common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to the satisfaction of Persistence, the surviving corporation in the merger, that the tax has been paid or is not applicable.

                The cash paid upon conversion of shares of Persistence common stock will be issued in full satisfaction of all rights relating to the shares of Persistence common stock.

Effective Time of the Merger

                The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Progress and Persistence and specified in the certificate of merger. The filing of the certificate of merger will occur not later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, but in no event earlier than the date of the special stockholders’ meeting to approve the merger.

Delisting and Deregistration of Persistence Common Stock

                If the merger is completed, Persistence common stock will be delisted from The Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

                This section discusses the material United States federal income tax consequences of the merger to Persistence stockholders whose shares of Persistence common stock are surrendered in the merger in exchange for the right to receive cash consideration of $5.70 per share. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial and administrative authorities and interpretations are subject to change at any time, possibly on a retroactive basis, and such a change could alter or modify the statements and conclusions set forth below.

                The discussion below applies only to Persistence stockholders that hold Persistence common stock as capital assets at the time of the merger, and the discussion may not apply to (a) stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction); (b) persons with a “functional currency” other than the U.S. dollar; (c) investors in pass-through entities; (d) retirement plans and tax-exempt organizations; (e) stockholders who acquired Persistence common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or (f) stockholders that are not United States persons within the meaning of Section 7701(a)(30) of the Code. The discussion below is based upon United States federal income tax laws as now in effect and interpreted and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to Persistence stockholders.

                For United States federal income tax purposes, a Persistence stockholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Persistence common stock surrendered pursuant to the merger. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate stockholder’s holding period for the shares of Persistence common stock is more than one year, any gain recognized generally will be subject to federal income tax at a maximum rate of 15%. If the noncorporate stockholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to federal income tax at the same rate as ordinary income. Limitations apply to use of capital losses by noncorporate stockholders.

                For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain cannot be used to offset ordinary income. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

                Under specified circumstances, a Persistence stockholder may be entitled to appraisal rights in connection with the merger. If appraisal rights are available and a stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s adjusted tax basis in the Persistence common stock surrendered in exchange therefor. Persistence stockholders who exercise appraisal rights are urged to consult their own tax advisors. Interest, if any, awarded in an appraisal proceeding by a court would be included in such dissenting stockholder’s income as ordinary income.

                Cash consideration received by Persistence non-corporate stockholders in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

                Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

                Holders of Persistence common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Effect on Options Outstanding Under Persistence Stock Plans and Warrants

                All holders of vested, in-the-money options outstanding (those options with an exercise price less than the $5.70 per share merger consideration) will have the opportunity to have their options exchanged for an amount of cash equal to the difference between the $5.70 per share merger consideration less the applicable exercise price (less applicable withholding taxes). Holders of out-of-the money options (those options with an exercise price equal to or greater than $5.70 per share) will not receive any cash payment. Upon the closing of the merger, all unexercised options will be terminated.

                All holders of in-the-money warrants outstanding (those warrants with an exercise price less than the $5.70 per share merger consideration) will have the opportunity to have their warrants exchanged for an amount of cash equal to the difference between the $5.70 per share merger consideration less the applicable exercise price. Holders of out-of-the money warrants (those warrants with an exercise price equal to or greater than $5.70 per share) will not receive any cash payment. Upon the closing of the merger, all unexercised warrants will be terminated.

                 Under the merger agreement, at the effective time of the merger, each unexercised and outstanding stock option granted under Persistence’s stock option plans will be terminated.

THE MERGER AGREEMENT AND THE VOTING AGREEMENT

                The following description summarizes the material provisions of the merger agreement and the voting agreement. Stockholders should read carefully the merger agreement and the voting agreement, which are attached to this proxy statement as Annex A and Annex B, respectively.

The Merger Agreement

Conditions to the Completion of the Merger

                Progress and Persistence are obligated to complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

•	the holders of a majority of the outstanding shares of Persistence common stock must have voted in favor of approving and adopting the merger agreement and approving the merger;

•	no governmental entity shall have enacted or issued any statute, order or injunction that makes the merger illegal or otherwise prohibits consummation of the merger;

•	all material governmental approvals and consents necessary to complete the merger shall have been obtained;

•	each of Progress and Persistence shall have complied in all material respects with all required agreements and covenants contained in the merger agreement; and

•	the respective representations and warranties of Progress and Persistence contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except (with certain exceptions) where the failure of such representations and warranties to be true and correct would not have a “material adverse effect” on the party making such representations and warranties.

                The merger agreement provides that a “material adverse effect” with respect to Persistence means any change, event, circumstance or effect (whether or not such change or event constitutes a breach of a representation or covenant in the merger agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations or prospects of Persistence taken as a whole with its subsidiaries, including (i) undisclosed litigation that is reasonably likely to be determined adversely and would result in liability in excess of $250,000, (ii) undisclosed obligations, whether written or oral, due third parties in excess of $250,000, (iii) undisclosed third party proprietary rights that may materially impair Persistence’s material intellectual property rights or result in the payment of fees or other damages to third parties in excess of $250,000, and (iv) undisclosed payments or loans to any officer or director of Persistence other than in accordance with customary compensation and cost reimbursement practices, provided that a material adverse effect will not include any change, event, circumstance or effect that directly and primarily results from changes in general economic conditions or changes generally affecting the industry in which Persistence operates (provided that such changes do not affect Persistence in a disproportionate manner); and provided further, that a material adverse effect will not include any changes, effects or events resulting from the announcement or pendency of the merger or from taking any action required by the merger agreement. In addition, any change in the price of Persistence’s common stock will not, in and of itself, constitute a material adverse effect in the absence of an underlying change, effect or event that has caused or contributed to such change and which is or is reasonably likely to be materially adverse to Persistence.

                In addition, Progress will be obligated to complete the merger only if:

•	there is no pending action or proceeding brought by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Progress of the Persistence business or compel Progress to dispose of or hold separate any part of the Persistence business, (ii) seeking to impose limitations on Progress’s ability to exercise full rights of ownership of the shares of Persistence common stock, including the right to vote any such shares, or (iii) seeking to require Progress to divest any such shares;

•	there shall not have occurred after the date of the merger agreement any change, event, circumstance or effect that constitutes, or is reasonably likely to result in, a material adverse effect on Persistence;

•	holders of no more than five percent of the outstanding shares of Persistence common stock shall have indicated in writing to Persistence or Progress that they are seeking appraisal or dissenters’ rights;

•	each of Chris Keene, Derek Henninger and Vivek Singhal shall have entered into employment arrangements, including non-solicitation provisions, with Progress; and

•	all Persistence options and warrants shall have been terminated.

                Persistence can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

                Limitation on Consideration of Other Acquisition Proposals.

                The merger agreement provides that Persistence will not, nor will it permit any of its subsidiaries to, nor will it authorize any of its directors, officers, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate, encourage or induce the making, submission or announcement of an acquisition proposal, as defined below;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except to refer them to section 5.4(a) of the merger agreement, which describes these provisions;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

                Persistence is also required, as promptly as practicable (but in no event more than 24 hours after receipt) to notify Progress orally and in writing of an acquisition proposal or any request for nonpublic information or other inquiry that Persistence reasonably believes could lead to an acquisition proposal, as well as the material terms and conditions of such acquisition proposal, request or inquiry, and the identity of the person or group making such acquisition proposal, request or inquiry.

                Receipt of Superior Offer

                The merger agreement permits the Persistence board of directors, at any time prior to the adoption of the merger agreement at the special meeting in response to an unsolicited, written, bona fide acquisition proposal that such board of directors reasonably concludes in good faith (after receipt of advice of its outside legal counsel and a financial advisor of national standing) is or is reasonably likely to lead to, a superior offer, as defined below, to enter into discussions with the person making the acquisition proposal and furnish such person non-public information regarding Persistence and its subsidiaries, provided, in every case, that Persistence, its subsidiaries and its representatives comply with each of the following:

•	neither Persistence, any of its subsidiaries nor any representative of Persistence has violated any of the non-solicitation provisions set forth in the merger agreement;

•	the Persistence board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Persistence board of directors to comply with its fiduciary obligations to the Persistence stockholders under applicable law;

•	Persistence first shall have provided Progress with written notice of the identity of such person and all of the material terms and conditions of such acquisition proposal and of Persistence’s intention to take such actions;

•	Persistence first shall have received from such person an executed confidentiality agreement containing terms at least as restrictive with regard to Persistence’s confidential information as the confidentiality agreement between Progress and Persistence;

•	Persistence first shall have given Progress at least three business days advance notice of its intent to take such actions; and

•	contemporaneously with furnishing any such nonpublic information to such person, Persistence shall furnish such nonpublic information to Progress (to the extent such information has not been previously furnished to Progress).

                The merger agreement further allows the Persistence board of directors to withhold, withdraw, amend or modify its recommendation to the Persistence stockholders in favor of adoption of the merger agreement if each of the following occurs:

•	a superior offer (as defined below) is made to Persistence and not withdrawn;

•	Persistence provides written notice to Progress advising of its receipt of a superior offer, specifying the material terms of such superior offer and identifying the person making the superior offer;

•	the Persistence board of directors reasonably concludes, after consultation with its outside counsel, that, in light of such superior offer, it is required to withhold, withdraw, amend or modify such recommendation in order to comply with its fiduciary obligations to the Persistence stockholders under applicable law; and

•	Persistence has not violated any of the restrictions regarding not soliciting alternative acquisition proposals, convening the special meeting of stockholders or dealing with an unsolicited acquisition proposal.

                The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by Progress) relating to or involving: (a) any acquisition or purchase by any person or group of more than a 15% interest in the total outstanding voting securities of Persistence or any of its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Persistence or any of its subsidiaries, (c) any merger, consolidation, business combination or similar transaction involving Persistence pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving entity, (d) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of Persistence; or (e) any liquidation or dissolution of Persistence.

                The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Persistence pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving entity or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed reasonably promptly by a back-end merger), directly or indirectly of ownership of 100% of the then outstanding shares of Persistence stock, on terms that the Persistence board of directors determines, in its reasonable judgment (based on the written advice of its financial advisor) to be more favorable to the Persistence stockholders than the terms of the merger with Progress; provided however that any such offer shall not be deemed to be a “superior offer” unless any financing that is required to consummate such transaction is committed or unless the Persistence board of directors reasonably concludes (based on advice of its financial advisor) that such financing is likely to be obtained by such third party on a timely basis.

Termination of the Merger Agreement

                The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the stockholders of Persistence:

•	by mutual written consent duly authorized by the Progress board of directors and the Persistence board of directors;

•	by Progress or Persistence, if the merger has not been completed by February 28, 2005; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to be completed by that date;

•	by Progress or Persistence, if a governmental entity issues any order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and nonappealable;

•	by either Progress or Persistence, if the required approval of the Persistence stockholders has not been obtained by reason of the failure to obtain the required vote at the special meeting of Persistence stockholders or at any adjournment thereof; provided that Persistence may not so terminate the merger agreement if the failure to obtain the required approval of the Persistence stockholders is caused by any action or failure to act of Persistence that constitutes a breach of the merger agreement or the breach of any voting agreement entered into by Persistence stockholders and Progress;

•	by Progress or Persistence, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured or has not been cured within 30 days after written notice of such breach; or

•	by Progress in the event Persistence or the Persistence board of directors or any committee thereof (a) withdraws, amends or modifies in a manner adverse to Progress, its recommendation to the Persistence stockholders in favor of adoption of the merger agreement, (b) fails to include in the proxy statement the recommendation of the Persistence board of directors in favor of the adoption of the merger agreement, (c) fails publicly to reaffirm its recommendation to the Persistence stockholders in favor of adoption of the merger agreement within 10 business days after Progress requests in writing that such recommendation be reaffirmed at any time following the public announcement of an alternative acquisition proposal, (d) approves or publicly recommends an alternative acquisition proposal, (e) enters into any letter of intent or similar contract accepting an alternative acquisition proposal, (f) fails to convene the special meeting of Persistence stockholders, solicits alternative acquisition proposals, or takes actions to minimize the effect of any applicable takeover statutes, or (g) fails to send to the Persistence stockholders, within 10 business days of the commencement of a third party tender or exchange offer relating to Persistence common stock, a statement disclosing that Persistence recommends rejection of such tender or exchange offer.

                Conduct of Business Pending the Merger. During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, Persistence has agreed (except to the extent that Progress otherwise consents in writing) to:

•	carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the merger agreement and in material compliance with applicable law;

•	pay its debts and taxes when due, subject to good faith disputes over such debts or taxes;

•	pay or perform other material obligations when due;

•	use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees, collect its accounts receivable and any other amounts payable to it when due and otherwise enforce obligations owed to it and preserve its relationships with others having business dealings with it; and

•	promptly notify Progress of any material event involving its business or operations.

                In addition, Persistence has agreed, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, not to do any of the following (except as permitted in the merger agreement or with the prior written consent of Progress):

•	take any action out of the ordinary course of business or otherwise inconsistent with past practices with respect to accounts payable or accounts receivable, including negotiating discounts with respect to accounts receivable or delaying payment of any accounts payable past its due date;

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any person, or authorize cash payments in exchange for any options or take any such action with regard to any warrant;

•	grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date of the merger agreement and as previously disclosed in writing to Progress, or adopt any new severance plan;

•	transfer or license to any person or otherwise extend or modify in any material respect any rights to intellectual property rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

•	declare or pay any dividends on or make any other distributions in respect of any capital stock or split or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of any capital stock;

•	purchase or otherwise acquire any shares of Persistence capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to option agreements or purchase agreements in effect on the date hereof;

•	enter into any agreement or commitment containing covenants purporting to limit or which effectively limit Persistence’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or granting any exclusive distribution or other exclusive rights;

•	issue or authorize any shares of capital stock or any securities convertible into shares of capital stock, or warrants or options to acquire any shares of capital stock, other than the issuance of (i) shares of stock pursuant to the exercise of stock options and warrants, (ii) shares of common stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) options granted to newly hired employees, consistent in amounts with the Company’s prior practices;

•	cause or propose any amendments to Persistence’s Certificate of Incorporation or Bylaws or to the charter documents of any subsidiary;

•	acquire or agree to acquire any business or any corporation; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business or enter into any material joint ventures, strategic relationships, alliances, marketing or co-sale agreements or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Persistence;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

•	Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

•	make any capital expenditures outside of the ordinary course of business in excess of $50,000 in the aggregate;

•	modify, amend or terminate certain disclosed material agreements or any other material contract or agreement to which Persistence or any subsidiary is a party or waive any material rights or claims thereunder;

•	enter into, modify or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any intellectual property rights other than such agreements entered into in the ordinary course of business consistent with past practices or enter into a material agreement;

•	materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

•	discharge, settle or satisfy any disputed claim or litigation, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Persistence balance sheet as of June 30, 2004 or incurred since June 30, 2004 in the ordinary course of business consistent with past practice, or waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $50,000 shall not be deemed to be prohibited by the foregoing;

•	engage in any action with the intent to directly or indirectly adversely affect the merger, including with respect to any “poison pill” or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute; or

•	agree in writing or otherwise to take any of the actions described above.

                Amendment; Extension and Waiver. Subject to applicable law:

•	the merger agreement may be amended by the parties in writing, except that after the merger agreement has been adopted by the stockholders of Persistence, no amendment may be entered into which requires further approval by Persistence stockholders unless such further approval is obtained; and

•	at any time prior to the effective time of the merger, the parties may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreements or conditions in the merger agreement.

                Expenses. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement, the voting agreement and related transactions will be paid by the party incurring such fees or expenses.

                Termination Fee. The merger agreement requires, however, that Persistence pay Progress a termination fee of $650,000 if:

•	the merger agreement is terminated by Progress in the event Persistence or the Persistence board of directors or any committee thereof (a) withdraws, amends or modifies in a manner adverse to Progress, its recommendation to the Persistence stockholders in favor of adoption of the merger agreement, (b) fails to include in the proxy statement the recommendation of the Persistence board of directors in favor of the adoption of the merger agreement, (c) fails publicly to reaffirm its recommendation to the Persistence stockholders in favor of adoption of the merger agreement within 10 business days after Progress requests in writing that such recommendation be reaffirmed at any time following the public announcement of an alternative acquisition proposal, (d) approves or publicly recommends an alternative acquisition proposal, (e) enters into any letter of intent or similar contract accepting an alternative acquisition proposal, (f) fails to convene the special meeting of Persistence stockholders, solicits alternative acquisition proposals, or takes actions to minimize the effect of any applicable takeover statutes or (g) fails to send to the Persistence stockholders, within 10 business days of the commencement of a third party tender or exchange offer relating to Persistence common stock, a statement disclosing that Persistence recommends rejection of such tender or exchange offer; or

•	in the absence of a triggering event as described above, either party terminates the merger agreement because either Persistence fails to obtain the required approvals of the Persistence stockholders or the merger is not consummated by February 28, 2005 and (a) prior to such termination an alternative acquisition proposal was publicly disclosed and (b) within 18 months following termination of the merger agreement Persistence is acquired by a third party or enters into a contract providing for its acquisition by a third party.

                Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, subsidiaries and similar corporate matters of each of Progress and Persistence;

•	the capital structure of Persistence;

•	Persistence’s obligations with respect to capital stock;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Progress and Persistence;

•	documents filed by Persistence with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities of Persistence;

•	absence of certain changes or events concerning Persistence;

•	filing of tax returns and payment of material taxes by Persistence;

•	title to properties and assets of Persistence;

•	intellectual property of Persistence;

•	compliance with applicable laws by Persistence;

•	outstanding and pending litigation of Persistence;

•	matters relating to the Employee Retirement Income Security Act for Persistence and other employee benefits matters;

•	environmental matters;

•	certain material contracts of Persistence;

•	payment of fees of brokers’ or finders’ fees by each of Persistence and Progress;

•	insurance policies of Persistence;

•	the accuracy of information supplied by each of Progress and Persistence in connection with this proxy statement;

•	Persistence’s customers and accounts receivable;

•	approval of the merger by Persistence’s board of directors;

•	receipt of fairness opinion by Persistence from its financial advisor; and

•	Persistence’s accounting system.

                Certificate of Incorporation. The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of PSI Acquisition Sub, Inc., as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation, except that Article I of the certificate of incorporation of the surviving corporation will read: “The name of the corporation is Persistence Software, Inc.”

                Bylaws. The merger agreement provides that the bylaws of PSI Acquisition Sub., Inc., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until amended.

The Voting Agreement

                General. Simultaneously with the execution and delivery of the merger agreement, Progress entered into voting agreements with the Persistence directors and officers and certain of their related affiliates, who on the record date together held approximately 28% of the outstanding shares of Persistence common stock. None of the Persistence stockholders who are parties to the voting agreements were paid additional consideration in connection with these agreements. The form of voting agreement is attached as Annex B, which we urge you to read carefully.

                Restrictions on Transfer. The stockholders who are parties to the voting agreement have agreed not to sell, pledge, encumber, transfer, dispose of or grant an option with respect to any shares of Persistence common stock subject to the voting agreement prior to the earlier of the date of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

                Voting. The stockholders signing the voting agreement agreed, among other things, to vote all of their shares of Persistence common stock in favor of the adoption and approval of the merger agreement, the merger and any actions required in further thereof at any meeting of Persistence stockholders at which such matters are considered, and at every adjournment thereof. The stockholders signing the voting agreement also agreed to vote against any proposal made in opposition to or in competition with the merger, including any superior offer (as described above) or any action that would result in a breach of the merger agreement or the voting agreement. In order to secure these obligations, the stockholders signing the voting agreement granted a proxy to the members of the Progress board of directors with respect to their shares of Persistence common stock with respect to such matters.

                The Persistence board of directors recommends that you vote “for” the proposal to adopt and approve the merger agreement and merger.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

                If at the Persistence special meeting on November 5, 2004, the number of shares of Persistence common stock present or represented and voting in favor of approval of the merger is insufficient to adopt the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable the Persistence board of directors to continue to solicit additional proxies in favor of the merger. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

                In this proposal, we are asking you to authorize the holder of any proxy solicited by the Persistence board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than February 28, 2005. If the Persistence stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than February 28, 2005 and use the additional time to solicit additional proxies in favor of the merger, including the solicitation of proxies from Persistence stockholders that have previously voted against the merger. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger.

                Under our certificate of incorporation and bylaws, the adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “against” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the discretionary authority to adjourn the special meeting to a later date.

                The Persistence board of directors believes that if the number of shares of Persistence common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger, it is in the best interests of the Persistence stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

                The Persistence board of directors recommends that you vote “for” the proposal to authorize the adjournment of the special meeting to a date or dates not later than February 28, 2005.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table shows the common stock beneficially owned by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the executive officers of Persistence, (iii) each of the directors of Persistence and (iv) all officers and directors of Persistence as a group, as of September 30, 2004. The calculations are based on 2,718,664 shares of common stock outstanding as of September 30, 2004. Except as otherwise noted, the address of each person listed in the table is c/o Persistence Software, Inc., 1720 South Amphlett Boulevard, San Mateo, California 94402.

Name and Address	Numbers of Shares Beneficially Owned	Percentage Ownership

Needham Capital Partners (1) 445 Park Avenue New York, NY 10022	501,380	17.66%

Thomas P. Shanahan (2) c/o Needham Capital Partners 445 Park Avenue New York, NY 10022	496,380	17.48%

Christopher T. Keene (3)	286,906	10.52%

Roy Rogers (4) 27927 Briones Way Los Altos Hills, CA 94022	176,550	6.48%

Eastbourne Capital Management, L.L.C. (5) (6) 1101 Fifth Avenue, Suite 160 San Rafael, CA 94901	146,530	5.39%

Loeb Partners Corporation (7) 61 Broadway New York, NY 10006	136,100	5.01%

Derek Henninger (8)	130,708	4.79%

Vivek Singhal (9)	37,215	1.37%

Brian Tobin (10)	4,056	*

Sanjay Vaswani (11)	18,966	*

Lawrence Owen Brown (12)	7,958	*

James Sutter (13)	9,277	*

All directors and executive officers as a group (8 persons) (14)	991,466	34.19%

___________________
*              Less than 1%.

(1)	Includes 289,176 shares held by Needham Capital Partners III, L.P., 29,694 shares held by Needham Capital Partners IIIA, L.P., immediately exercisable warrants to purchase 92,717 shares held by Needham Capital Partners III, L.P. and immediately exercisable warrants to purchase 9,520 shares held by Needham Capital Partners IIIA, L.P. Needham Capital Management, L.L.C. is the general partner of each of the above private limited partnerships. Also includes 56,998 shares held by Needham Capital Partners III (Bermuda), L.P. and immediately exercisable warrants to purchase 18,275 shares held by Needham Capital Partners III (Bermuda), L.P. Needham Capital Management (Bermuda), L.L.C. is the general partner of such entity. Thomas P. Shanahan, a director of the Company, George A. Needham, John C. Michaelson and John J. Prior are each managing members of Needham Capital Management, L.L.C. and Needham Capital Management (Bermuda), L.L.C., and share voting and dispositive power with respect to the shares held by such entities. Also includes 5,000 shares held by Needham Contrarian Fund, L.P. Mr. George A. Needham is the Managing General Partner of Needham Management Partners, L.P., the general partner of such entity. Each managing partner or member disclaims beneficial ownership of these shares except to the extent of its or his respective pecuniary interests.

(2)	See Note 1. Excludes 5,000 shares held by Needham Contrarian Fund, L.P.

(3)	Includes 258,215 shares held in the name of “Christopher Keene and Yvonne Keene Community Property,” and shares held by the following trusts: 9,200 shares held by The Alexander Allan Keene Trust and 9,200 shares held by The Austen Foster Keene Trust. Mr. Keene disclaims beneficial ownership of all shares held by such trusts except to the extent of his pecuniary interest. Includes 9,791 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(4)	Includes 138,350 shares held in the name of “Rogers Family Trust, UTD 01-21-81” and 31,600 shares held in the name of “Roy and Ruth Rogers Unit Trust, UTD 09-28-89”. 6,600 shares are issuable upon the exercise of warrants that are exercisable on or before November 29, 2004.

(5)	Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 2003.

(6)	Per Schedule 13G filing made with the Securities and Exchange Commission, Richard Jon Berry is the controlling member of Eastbourne Capital Management, L.L.C.

(7)	Per Schedule 13D filing made with the Securities and Exchange Commission. Consists of 115,685 shares held by Loeb Arbitrage Fund, 9,527 shares held by Loeb Partners Corporation and 10,888 shares held by Loeb Offshore Fund Ltd. The general partner of Loeb Arbitrage Fund is Loeb Arbitrage Management Inc., and the following persons are officers of Loeb Arbitrage Management, Inc.: Gideon J. King, Thomas L. Kempner, Peter A. Tcherepnine and Edward J. Campbell. The officers of Loeb Partners Corporation are Thomas L. Kempner, Norman N. Mintz and Gideon J. King. The investment advisor of Loeb Offshore Fund, Ltd. is Loeb Offshore Management LLC, and its managers are Gideon J. King and Thomas L. Kempner.

(8)	Includes 8,540 shares issuable upon exercise of options that are exercisable on or before November 29, 2004. Also includes shares held by the following trusts, of which Mr. Henninger and Elizabeth W. Henninger share voting and dispositive power as trustees: 105,388 shares held by The Henninger Family Trust, 8,390 shares held by The Henninger Family Irrevocable Trust fbo Grant Larson Henninger U/A/D 04/03/2000 and 8,390 shares held by The Henninger Family Irrevocable Trust fbo Webb Ryan Henninger U/A/D 04/03/2000. Mr. and Mrs. Henninger each disclaim beneficial ownership of the shares held by such trusts except to the extent of their respective pecuniary interests.

(9)	Includes 34,244 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(10)	Includes 3,306 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(11)	Includes 18,916 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(12)	Consists of 7,958 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(13)	Consists of 9,277 shares issuable upon exercise of options that are exercisable on or before November 29, 2004.

(14)	Also includes an aggregate of 212,544 shares issuable upon exercise of options and warrants held by all directors and executive officers that are exercisable on or before November 29, 2004.

STOCKHOLDER PROPOSALS

                Persistence will hold a 2004 annual meeting of Persistence stockholders only if the merger is not completed.

                If the merger is not completed, proposals of stockholders intended to be presented at the regular annual meeting of Persistence stockholders for the fiscal year ended December 31, 2004 pursuant to SEC Rule 14a-8 must be received no later than the close of business on January 8, 2005 at Persistence’s principal executive offices in order to be included in Persistence’s proxy statement for that meeting. In order to curtail controversy as to the date on which a proposal was received by Persistence, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Persistence Software, Inc., 1720 South Amphlett Boulevard, San Mateo, California 94402, Attention: Secretary.

                Under Persistence’s bylaws, stockholders who wish to make a proposal at the annual meeting of Persistence stockholders for the fiscal year ended December 31, 2004, must notify Persistence no earlier than the close of business on March 19, 2005 and no later than the close of business on May 27, 2005. If a stockholder who wishes to present a proposal fails to notify Persistence by May 27, 2005, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of Persistence’s bylaws, the proposal is brought before the annual meeting of Persistence stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

OTHER MATTERS

                As of the date of this proxy statement, the Persistence board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

                Persistence files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Persistence will mail without charge, upon written request, a copy of Persistence’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Persistence Software, Inc., 1720 South Amphlett Boulevard, San Mateo, California 94402, Attn: Secretary. The annual report on Form 10-K is also available at the Internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                Progress has supplied all information contained in this proxy statement relating to Progress and Persistence has supplied all such information relating to Persistence.

                Persistence stockholders should not send in their Persistence certificates until they receive the transmittal materials from the paying agent. Persistence stockholders of record who have further questions about their share certificates or the exchange of their Persistence common stock for cash should call the paying agent.

                You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 15, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROGRESS SOFTWARE CORPORATION,

PSI ACQUISITION SUB, INC.

AND

PERSISTENCE SOFTWARE, INC.

AGREEMENT AND PLAN OF MERGER

                 This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 26, 2004, by and among Progress Software Corporation, a Massachusetts corporation (“Parent”), PSI Acquisition Sub, Inc., a Delaware corporation and a wholly owned first-tier subsidiary of Parent (“Merger Sub”), and Persistence Software, Inc., a Delaware corporation (the “Company”).

RECITALS

                 A.            The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

                 B.            Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit A (the “Voting Agreements”).

                 In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article 1
THE MERGER

                 1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

                                 (a)           “Company Option” shall mean each outstanding unexercised option to purchase Company Common Stock, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any Company Option Plan or other similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement approved by the Company’s Board of Directors with the Company or any subsidiary of the Company on or prior to the date hereof.

                                 (b)           “Company Option Plan” shall mean the Company’s 1994 Stock Purchase Plan, 1997 Stock Plan, 1999 Employee Stock Purchase Plan and 1999 Directors’ Stock Option Plan.

                                 (c)           “Company Warrant” shall mean each outstanding warrant or other right to purchase Company Common Stock other than Company Options.

                                 (d)           “In-the-Money Options” shall mean all vested Company Options which are exercisable (or will become exercisable as a result of the transactions contemplated hereby), as of immediately prior to the Effective Time, at an exercise price per share less than the Merger Consideration (as defined in Section 1.7(a)).

                                 (e)           “In-the-Money Warrants” shall mean all Company Warrants which are exercisable (or will become exercisable as a result of the transactions contemplated hereby), as of immediately prior to the Effective Time, at an exercise price per share less than the Merger Consideration.

                 1.2          The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

                 1.3          Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) consistent with this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law and the General Corporation Law of the State of California (“California Law”), the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”, as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

                 1.4           Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 1.5           Certificate of Incorporation; Bylaws.

                                 (a)            The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: “The name of the corporation is Persistence Software, Inc.”

                                 (b)            At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                 1.6          Directors and Officers.   The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

                 1.7           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                                 (a)            Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.7(b) and any “Dissenting Shares” (as defined, and to the extent provided in Section 1.13(a)), will be canceled and extinguished and automatically converted into the right to receive $5.70 in cash, without interest, subject to adjustment as set forth in Section 1.10 (the “Merger Consideration”).

                                 (b)            Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                                 (c)            Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                 1.8           Options.

                                 (a)            Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to ensure that at the Effective Time, all Company Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Company Option Plans under which such Company Options were granted. In consideration of such cancellation, each holder of an In-the-Money Option canceled in accordance with this Section 1.8 will be entitled to receive in settlement of such In-the-Money Option, as promptly as practicable following the Effective Time, a cash payment from the Payment Fund (as defined in Section 1.11), subject to any required withholding of taxes, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such In-the-Money Option and (ii) the excess of the Merger Consideration over the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such In-the-Money Option (the “In-the-Money Option Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, all Company Options that are not In-the-Money Options (including without limitation the unvested portion of any Company Options regardless of their exercise price) shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation and shall not be accelerated, and the holders of Company Options shall be entitled to the In-the-Money Option Consideration pursuant to this Section 1.8 only to the extent such Company Options are In-the-Money Options.

                                 (b)            The Company shall use commercially reasonable efforts to cause each holder of a Company Option to execute a written acknowledgment of such holder that (i) the payment of the In-the-Money Option Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Company Option and (ii) subject to the payment of the In-the-Money Option Consideration, if any, such Company Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto and (iii) that the portion of any Company Option held by such holder that is not an In-the-Money Option shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation.

                 1.9           Warrants.

                                 (a)            Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to ensure that at the Effective Time, all Company Warrants shall be terminated. In consideration of such termination, each holder of an In-the-Money Warrant terminated in accordance with this Section 1.9 will be entitled to receive in settlement of such In-the-Money Warrant, as promptly as practicable following the Effective Time, a cash payment from the Payment Fund (as defined in Section 1.11), subject to any required withholding of taxes, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such In-the-Money Warrant and (ii) the excess of the Merger Consideration over the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such In-the-Money Warrant (the “In-the-Money Warrant Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, all Company Warrants that are not In-the-Money Warrants shall be terminated without payment of any consideration and without any further liability to the Company or the Surviving Corporation and shall not be accelerated, and the holders of Company Warrants shall be entitled to the In-the-Money Warrant Consideration pursuant to this Section 1.9 only to the extent such Company Warrants are In-the-Money Warrants.

                                 (b)            The Company shall use commercially reasonable efforts to cause each holder of a Company Warrant to execute a written acknowledgment of such holder that (i) the payment of the In-the-Money Warrant Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Company Warrant and (ii) subject to the payment of the In-the-Money Warrant Consideration, if any, such Company Warrant held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto and (iii) that any Company Warrant held by such holder that is not an In-the-Money Warrant shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation.

                 1.10         Adjustments to Merger Consideration.  Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change, if permitted by the terms of Section 4.1, with respect to Company Common Stock occurring after the date of this Agreement and prior to the Effective Time.

                 1.11         Payment for Company Common Stock, In-the-Money Options and In-the-Money Warrants.

                                 (a)            Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of (i) exchanging certificates representing, immediately prior to the Effective Time, Company Common Stock for the applicable portion of the Merger Consideration, (ii) making payment of the aggregate In-the-Money Option Consideration in exchange for the cancellation of all In-the-Money Options and (iii) making payment of the aggregate In-the-Money Warrant Consideration in exchange for termination of all In-the-Money Warrants. Within two business days after the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Agent for the benefit of the holders of shares of Company Common Stock, In-the-Money Options and In-the-Money Warrants, cash in an aggregate amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock outstanding, plus the aggregate amount of In-the-Money Option Consideration, plus the aggregate amount of In-the-Money Warrant Consideration (such amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this Section 1.11(a), Parent shall assume that no holder of shares of Company Common Stock will perfect their right to appraisal or demand purchase of their shares of Company Common Stock under Delaware Law or California Law, respectively. The Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Section 1.7, 1.8 and 1.9 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

                                 (b)            Promptly after the Effective Time, Parent or the Surviving Corporation shall cause the Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive a portion of the Merger Consideration under Section 1.7 and to each holder of Dissenting Shares (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and shall contain such other provisions as Parent or the Surviving Corporation may reasonably specify), (iii) instructions for use in surrendering such Certificates and receiving the applicable portion of the Merger Consideration in respect thereof and (iv) such notification as may be required under Delaware Law and California Law to be given to the holders of Dissenting Shares. Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, cash in an amount equal to the product of (i) the number of shares of Company Common Stock formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.11(b), each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 1.7(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly evidenced by such Certificate without any interest or dividends thereon.

                                 (c)            The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1.

                                 (d)            Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 1 shall, subject to the remainder of this Section 1.11(d), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each share of Company Common Stock held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon. None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.2(c)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                 (e)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                 (f)             Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any consideration otherwise payable to any former holder of shares of Company Common Stock, In-the-Money Options or In-the-Money Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                 1.12         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                 1.13         Dissenters’ Rights.

                                 (a)            Notwithstanding any provision of this Agreement to the contrary other than Section 1.13(b), any shares of Company Common Stock held by a holder who duly demands appraisal or purchase of such shares in accordance with Delaware Law or California Law, respectively, and is in compliance with all the provisions of Delaware Law or California Law, as applicable, concerning the right of such holder to demand appraisal or purchase of such shares in connection with the Merger (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.7, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law or California Law, respectively. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

                                 (b)            Notwithstanding the provisions of Section 1.7(a), if any holder of shares of Company Common Stock who demands appraisal or purchase of such shares under Delaware Law or California Law, respectively, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or purchase, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.7(a), without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 1.11.

                                 (c)            The Company shall give Parent (i) prompt notice of any written demands for appraisal or purchase of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, respectively, and received by the Company which relate to any such demand for appraisal or purchase and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal or purchase under Delaware Law or California Law, respectively. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or purchase of Company Common Stock or offer to settle or settle any such demands.

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 As of the date of this Agreement and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to any exceptions expressly stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”), which exception shall specifically identify the representation to which it relates, as follows:

                 2.1           Organization; Subsidiaries.

                                 (a)            The Company and each of its subsidiaries (which subsidiaries are identified on Part 2.1 of the Company Disclosure Schedule) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to the Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                                 (b)            Other than the corporations identified in Part 2.1 of the Company Disclosure Schedule, neither the Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither the Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and the Company’s direct or indirect equity interest therein.

                                 (c)            The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

                 2.2           Company Capitalization.

                                 (a)            The authorized capital stock of the Company consists solely of 7,500,000 shares of Company Common Stock, of which there were 2,718,664 shares issued and outstanding as of the close of business on September 23, 2004, and 500,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company.

                                 (b)            As of the close of business on September 23, 2004, (i) 366,134 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $2,600,357.81, (ii) 223,513 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants; and (iii) 122,997 shares of Company Common Stock are reserved for future issuance under the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”). Part 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and each Company Warrant outstanding as of the date of this Agreement: (i) the name of the optionee or warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant; (iv) the date on which such Company Option or Company Warrant was granted or assumed; (v) the date on which such Company Option or Company Warrant expires, (vi) the Company Option Plan pursuant to which such Company Option was granted, and (vii) whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has delivered to Parent accurate and complete copies of the Company Option Plans and each form of stock option agreement evidencing any Company Options and an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Merger.

                                 (c)            All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a “Governmental Entity”).

                                 (d)            As of the Closing Date, all Company options shall have been irrevocably cancelled and all Company Warrants shall have been irrevocably terminated.

                 2.3           Obligations With Respect to Capital Stock.  Except as set forth in Part 2.3 of the Company Disclosure Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

                 For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

                 2.4           Authority; Non-Contravention.

                                 (a)            The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholder Approval (as defined below) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (as defined in Section 5.1) (the “Company Stockholder Approval”) is sufficient for the Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                                 (b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company’s (or a subsidiary’s) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective material properties are bound or affected. Part 2.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

                                 (c)            Except as disclosed in Part 2.4 of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.17) with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

                 2.5           SEC Filings; Company Financial Statements.

                                 (a)            The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has made available to Parent such forms, reports and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                 (b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that the Company does not expect to be material, individually or in the aggregate. The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2004 is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

                                 (c)            The Company has not been notified by its independent auditors or by the staff of the SEC that such auditors or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would be materially adverse to the Company. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                                 (d)            The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to the Company, and any related rules and regulations promulgated by the SEC, and is diligently making preparations to comply on a timely basis with all other provisions of the Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as they become effective and applicable to the Company.

                 2.6          Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet there has not been: (i) any Company Material Adverse Effect (as defined in Section 8.3)) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of the Company’s capital stock or any acceleration or release of any right to repurchase shares of the Company’s capital stock upon the termination of employment or services with the Company, (v) any material change or alteration in the policy of the Company relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Intellectual Property Rights (as defined in Section 2.9) other than in the ordinary course of business consistent with past practices, (vii) any acquisition, sale or transfer of any material asset by the Company or any of its subsidiaries other than in the ordinary course of business, (viii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ix) any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

                 2.7           Taxes.

                                 (a)            The Company and each of its subsidiaries have timely filed all Tax Returns required to be filed by or on behalf of the Company and each of its subsidiaries; such Tax Returns were true, correct and complete in all material respects; and the Company and each of its subsidiaries have paid all Taxes due and owing (whether or not shown on such Tax Returns).

                                 (b)            The Company and each of its subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                                 (c)            Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

                                 (d)            Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                 (e)            There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries.

                                 (f)             Neither the Company or any of its subsidiaries thereof has received from any taxing authority any (i) notice indicating an intent to open an audit or other review or (ii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its subsidiaries.

                                 (g)            No tax audit or administrative or judicial Tax proceeding is pending or presently in progress with respect to the Company or any of its subsidiaries.

                                 (h)            The unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

                                 (i)             Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local of foreign Tax law).

                                 (j)             Neither the Company nor any of its subsidiaries has filed a consent under section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                                 (k)            Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                                 (l)             Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                                 (m)           Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

                                 (n)            None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of section 168(h) of the Code.

                                 (o)            Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

                                 (p)            The Company has delivered to Parent correct and complete copies of all foreign, federal and state income tax and all state sales and use Tax Returns filed for the Company and each of its subsidiaries and each of the Company’s and its subsidiaries’ predecessor entities, if any, filed since December 31, 2001.

                 For the purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

                 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 For purposes of this Agreement, “Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

                 2.8           Title to Properties.

                                 (a)            Neither the Company nor any of its subsidiaries owns any interest in real property, other than the leaseholds described in Part 2.8 of the Company Disclosure Schedule. Part 2.8 of the Company Disclosure Schedule lists all real property leases to which the Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company in excess of $50,000.

                                 (b)            The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent. Each of the Company’s subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent.

                 2.9           Intellectual Property.  For purposes of this Agreement, the following terms shall have the definitions set forth below:

                 “Intellectual Property Rights” means all intellectual property rights used by the Company and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Company Marks”); (ii) all patents, patent applications and continuations (collectively, the “Company Patents”); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the “Company Copyrights”); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the “Company Secret Information”). For purposes of this Section 2.9, “software” means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

                                 (a)            Part 2.9 of the Company Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Company or its subsidiaries: (i) each registered Company Mark, (ii) each material unregistered Company Mark, if any; (iii) each Company Patent and (iv) each registered Company Copyright. Except as set forth in Part 2.9 of the Company Disclosure Schedule, the Company or one of its subsidiaries: (i) owns all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Intellectual Property Rights that it does not so own. The Company and its Subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Intellectual Property Rights owned by or licensed to the Company except where the failure to make such filings, recordations or payments would not have a Company Material Adverse Effect. No person has notified the Company or any subsidiary of any claim that any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or any of its subsidiaries infringes any intellectual property rights of any person.

                                 (b)            Except as set forth in Part 2.9 of the Company Disclosure Schedule: (i) all the Company Patents are valid and subsisting; (ii) to the best of the Company’s knowledge, none of the Company Patents is being infringed; and (iii) to the best of the Company’s knowledge, neither the validity nor the enforceability of any of the Company Patents has been challenged by any person.

                                 (c)            Except as set forth in Part 2.9 of the Company Disclosure Schedule: (i) all the Company Marks are valid and subsisting; (ii) to the best of the Company’s knowledge, none of the Company Marks is being infringed or diluted; and (iii) to the best of the Company’s knowledge, none of the Company Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of any Company Mark.

                                 (d)            Except as set forth in Part 2.9 of the Company Disclosure Schedule: (i) all the Company Copyrights, whether or not registered, are valid and enforceable; (ii) to the best of the Company’s knowledge, none of the Company Copyrights is being infringed, or its validity challenged or threatened in any way; and (iii) no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of the Company Copyrights.

                                 (e)            The Company and its subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of the Company Secret Information. To the best of the Company’s knowledge, no Company Secret Information has been used, divulged or appropriated for the benefit of any person (other than the Company or any of its subsidiaries) or otherwise misappropriated in a manner which would have a Company Material Adverse Effect.

                                 (f)             No Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company or any of its subsidiaries.

                                 (g)            To the best of the Company’s knowledge, none of its employees engaged in the development of software or in performing sales and marketing functions on behalf of the Company is obligated under any contract with any third party which would materially conflict with such employee’s rights to develop software or engage in such sales and marketing functions on behalf of the Company.

                                 (h)            All employees, contractors, agents and consultants of the Company or any of its subsidiaries who are or were involved in the creation of material Intellectual Property Rights owned by the Company have executed an assignment of inventions agreement to vest in the Company or its subsidiary, as appropriate, exclusive ownership of such Intellectual Property Rights, except where the failure to have executed such an agreement will not have a Company Material Adverse Effect. All employees, contractors, agents and consultants of the Company or any of its subsidiaries who have or have had access to Company Secret Information owned by the Company have executed nondisclosure agreements to protect the confidentiality of such Company Secret Information, except where the failure to have executed such an agreement will not have a Company Material Adverse Effect.

                                 (i)              Without limiting the generality of the foregoing, except as set forth in Part 2.9 of the Company Disclosure Schedule, all the software that the Company or any of its subsidiaries licenses or otherwise makes available to customers, and all Intellectual Property Rights therein, were: (i) developed by employees of the Company or of a subsidiary of the Company within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; or (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Part 2.9 of the Company Disclosure Schedule.

                                 (j)              All material contracts, licenses and agreements relating to the Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of the Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

                 2.10        Compliance with Laws.

                                 (a)            Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company’s knowledge, has been threatened in a writing delivered to the Company against the Company or any of its subsidiaries, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company and its subsidiaries as currently conducted.

                                 (b)            The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Company and of its subsidiaries as currently conducted (collectively, the “Company Permits”). The Company and its subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

                 2.11        Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company, any of its subsidiaries or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company or of any of its subsidiaries to seek indemnification from the Company.

                 2.12        Employee Benefit Plans.

                                 (a)           Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee;

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv) “DOL” shall mean the Department of Labor;

(v) “Employee” shall mean any current, former or retired employee, officer or director of the Company or any Affiliate;

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

                                 (b)            Disclosure of Plans.  Part 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                                 (c)            Documents.  The Company has provided to Parent: (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA forms and related notices; (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (xi) a list of all employees, officers and consultants of the Company reflecting each such person’s current title and/or job description and compensation.

                                 (d)            Employee Plan Compliance.  (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date; (ix) to the Company’s knowledge, all individuals who, pursuant to the terms of any Company Employee Plan or Employee Agreement, are entitled to participate in any such Company Employee Plan or Employee Agreement are currently participating in such Company Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has been no amendment to, written interpretation or authorized announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Company Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 2003.

                                 (e)            Pension Plans.  The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                                 (f)             Multiemployer Plans.  At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                                 (g)            No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                                 (h)            COBRA; FMLA.  Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company Employee Plans or Employee Agreements, covered employees or qualified beneficiaries.

                                 (i)              Effect of Transaction.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

                                 (j)             Employment Matters.  The Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company under any workers compensation policy or long-term disability policy. To the Company’s knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity. All employees of the Company are legally permitted to be employed by the Company in the United States of America in their current jobs. There are no controversies pending or, to the Company’s knowledge threatened, between the Company and any subsidiary and any of their employees that would be reasonably likely to result in the Company’s incurring material liability. The Company does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention). The Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                                 (k)            Labor.  No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                                 (l)              International Employee Plans.  Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that are not fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

                 2.13         Environmental Matters.

                                 (a)            Hazardous Material.  Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                                 (b)            Hazardous Materials Activities.  Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                                 (c)            Permits.  The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) material to and necessary for the conduct of the Company’s and its subsidiaries’ Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

                                 (d)            Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Environmental Permit of the Company, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

                 2.14         Certain Agreements.  Except as otherwise set forth in the applicable lettered subsection of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

                                 (a)            any employment or consulting agreement or commitment with any employee or member of the Company’s Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

                                 (b)            any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                 (c)            any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

                                 (d)            any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

                                 (e)            any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of assets not in the ordinary course of business, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company’s subsidiaries;

                                 (f)             any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any Intellectual Property Rights other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice;

                                 (g)            agreement to forgive any indebtedness in excess of $5,000 of any person to the Company or any subsidiary;

                                 (h)            agreement regarding the lease of real property involving rental obligations in excess of $50,000 per annum, or agreement regarding the purchase of real property;

                                 (i)              loan agreement, promissory note or other evidence of indebtedness for borrowed money;

                                 (j)             agreement pursuant to which the Company or any subsidiary (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment will become due), (B) incorporates any third party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by the Company or any license of its source code (including customary source code escrow arrangements entered into in the ordinary course of business);

                                 (k)            agreement obligating the Company or any subsidiary to make aggregate payments in excess of $50,000 to any third party during the two-year period ending June 30, 2006;

                                 (l)              agreement pursuant to which the Company or any subsidiary (A) reasonably expects to receive aggregate payments in excess of $100,000 during the two year period ending June 30, 2006 or (B) reasonably expects to recognize revenue in such aggregate amount during such two year period;

                                 (m)           agreement or commitment with any affiliate of the Company;

                                 (n)            any agreement or commitment currently in force providing for capital expenditures by the Company or its subsidiaries in excess of $50,000; or

                                 (o)            any other agreement or commitment currently in effect that is material to the Company’s or its subsidiaries’ business as presently conducted and proposed to be conducted.

                 Each agreement that is required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (o) above or pursuant to Section 2.9 and each agreement that is required to be filed with any Company SEC Report shall be referred to herein as a “Company Contract.”  Each Company Contract is valid and in full force and effect. Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

                 2.15        Brokers’ and Finders’ Fees.  Except for fees payable to Seven Hills Partners LLC (“Seven Hills”) pursuant to an engagement letter dated August 31, 2004, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 2.16        Insurance.  The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Part 2.16 of the Company Disclosure Schedule sets forth a description of each such policy or bond which provides coverage for the Company or any of its subsidiaries.

                 2.17         Information in Proxy Statement.

                                 (a)            Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 2.17(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub or any of their representatives specifically for use therein.

                                 (b)            At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval and adoption of this Agreement and approval of the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.17(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub or any of their representatives specifically for use therein.

                 2.18        Customers; Accounts Receivable.

                                 (a)            The Company has no reason to believe, based on indications it has received from its customers, that the Company’s software license revenue for the year ended September 30, 2005 is reasonably likely to be less than 80% of the Company’s software license revenue for the year ended September 30, 2004.

                                 (b)            The receivables shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not materially in excess of the allowance for doubtful accounts provided for on the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. The Company’s receivables arising after the date of the Company Balance Sheet and prior to the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less reasonable allowances for doubtful accounts determined in accordance with the Company’s past practices. To the Company’s knowledge, none of its receivables is subject to any material claim of setoff, recoupment or counter claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement. No person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

                 2.19        Board Approval.  The Board of Directors of the Company has approved this Agreement and declared the advisability of this Agreement and the Merger and recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                 2.20        Fairness Opinion.  The Company’s Board of Directors has received an opinion from Seven Hills, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, and has, or will as promptly as practicable after receipt thereof, deliver to Parent a copy of the written confirmation of such opinion.

                 2.21        Accounting System.  The Company and its subsidiaries have internal control over financial reporting, as defined in Rule 13a-15(f) under the Exchange Act and such internal control over financial reporting is reasonably effective. Since January 1, 2002, there has been no change in the internal control over financial reporting of the Company and its subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not been notified by its independent auditor that there is any significant deficiency or material weakness in the Company’s internal control over financial reporting. The Company has not received any management letter or similar correspondence from any independent auditor of the Company or any of its subsidiaries.

                 2.22        Disclosure.  None of the information furnished or made available by the Company to Parent in this Agreement, the Company Disclosure Schedule, or in any certificate to be executed or delivered pursuant hereto by the Company at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company and not disclosed to Parent in writing that is reasonably likely to give rise to a Company Material Adverse Effect or to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                 As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to any exception expressly stated in the disclosure schedule, delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Schedule”), which exception shall specifically identify the representation to which it relates, as follows:

                 3.1           Organization of Parent and Merger Sub.

                                 (a)            Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                                 (b)            Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

                 3.2           Authority; Non-Contravention.

                                 (a)            Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                                 (b)            The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c) below, conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties are bound or affected.

                                 (c)            No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a Schedule 13D with regard to the Voting Agreements in accordance with the Securities Act and the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

                 3.3           Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the parties hereto to consummate the Merger.

                 3.4           Information to be Supplied. Parent and Merger Sub will deliver to the Company all information reasonably requested by the Company for inclusion in the Proxy Statement. None of the information to be supplied by Parent or Merger Sub to the Company for inclusion in the Proxy Statement will, at the time it is sent to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 3.5           Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Article 4
CONDUCT PRIOR TO THE EFFECTIVE TIME

                 4.1           Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations.

                 In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                                 (a)            Take any action out of the ordinary course of business or otherwise inconsistent with past practices with respect to accounts payable or accounts receivable of the Company, including without limitation negotiating any discounts with respect to accounts receivable or delaying payment of any accounts payable past its due date;

                                 (b)            Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire the Company’s capital stock;

                                 (c)            Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

                                 (d)            Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

                                 (e)            Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                                 (f)             Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to option agreements or purchase agreements in effect on the date hereof;

                                 (g)            Enter into any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

                                 (h)            Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) options granted to newly hired employees, consistent in amounts with the Company’s prior practices;

                                 (i)              Cause, permit or propose any amendments to the Company Charter Documents or to the charter documents of any subsidiary;

                                 (j)             Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships, alliances, marketing or co-sale agreements or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

                                 (k)            Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

                                 (l)              Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

                                 (m)           Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice and other than indemnification agreements with directors and officers in the form previously provided to Parent, or change in any material respect any management policies or procedures;

                                 (n)            Make any capital expenditures outside of the ordinary course of business in excess of $50,000 in the aggregate;

                                 (o)            Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

                                 (p)            Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices or enter into any contract of a character required to be disclosed by Section 2.14;

                                 (q)            Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                                 (r)             Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since June 30, 2004 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $50,000 shall not be deemed to be prohibited by the foregoing;

                                 (s)            Engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a “Takeover Statute”); or

                                 (t)             Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(s) above.

Article 5
ADDITIONAL AGREEMENTS

                 5.1           Stockholders Meeting.

                                 (a)            The Company, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement and the approval of the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby. The Company’s Board of Directors shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the approval of the Merger, (ii) include in the Proxy Statement its recommendation that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the approval of the Merger, (iii) use commercially reasonable efforts to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation, except as permitted in paragraph (c) below.

                                 (b)            As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

                                 (c)            Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) the Board of Directors of the Company reasonably concludes, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, and (iv) the Company shall not have violated any of the restrictions set forth in Section 5.4 or this Section 5.1. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors but in no event less than twenty-four hours) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.1 shall limit the Company’s obligation to hold and convene the Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

                 For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on consultation with Seven Hills or another financial advisor of national standing) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” unless any financing that is required to consummate the transaction contemplated by such offer is committed, or unless the Company’s Board of Directors shall reasonably conclude (based on consultation with its financial advisor) that such financing is likely to be obtained by such third party on a timely basis.

                                 (d)            Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s Board of Directors, after consultation with and advice from its outside counsel, is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable law.

                 5.2           Antitrust and Other Filings.

                                 (a)            As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the “Antitrust Filings”) and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.2.

                                 (b)            Each of the Company and Parent will notify the other promptly upon the receipt of any comments from any government officials in connection with any filing made pursuant hereto and of any request for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with any regulatory authorities to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the appropriate government officials such amendment or supplement.

                 5.3           Confidentiality; Access to Information.

                                 (a)            The parties acknowledge that the Company and Parent have previously executed that certain Confidentiality Agreement dated as of June 3, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                                 (b)            The Company will afford Parent and its accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                 5.4           No Solicitation.

                                 (a)            From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 5.4(a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval and adoption of this Agreement and approval of the Merger at the Stockholders Meeting, this Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes (based on consultation with Seven Hills or another financial advisor of national standing) constitutes, or is likely to lead to, a Superior Offer; provided that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, (4) the Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

                 For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of the Company; or (E) any liquidation or dissolution of the Company.

                                 (b)             In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.4, the Company as promptly as practicable, and in any event within 24 hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

                 5.5           Public Disclosure.  Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

                 5.6           Reasonable Efforts; Notification.

                                 (a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 6 to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

                                 (b)            Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                 (c)            The Company shall give prompt notice to Parent of receipt by the Company of any demand for appraisal or purchase rights pursuant to Delaware Law or California Law, respectively.

                 5.7           Third Party Consents.  As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                 5.8           Employee Stock Purchase Plan. The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the participation period(s) under such plan which includes the Effective Time (the “Current Offerings”) such that a new purchase date for each such participation period shall occur prior to the Effective Time and shares shall be purchased by the Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

                 5.9           Indemnification.

.                                (a)            From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

                                 (b)            Parent shall, or the Company may with the prior written consent of Parent, purchase prior to the Effective Time a six year extended reporting endorsement (“D&O Tail Coverage”) under the Company’s existing directors’ and officers’ liability insurance policy, or with the Company’s prior written consent, which shall not be unreasonably withheld or conditioned, a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, in no event shall the aggregate premiums for such D&O Tail Coverage exceed $225,000 (the “D&O Premium Cap”). If Parent is unable to obtain the D&O Tail Coverage for an aggregate amount less than or equal to the D&O Premium Cap, Parent, after consultation with the Company, shall obtain as much insurance as can be obtained for the D&O Premium Cap.

                                  (c)            This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

                 5.10          Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

                 5.11          Prior Service Credit.  Parent shall, to the extent permitted by any employee benefit plan or program sponsored or maintained by Parent or any affiliate thereof (including, with limitation, the Surviving Corporation after the Effective Time), give former employees of the Company that are retained as employees of the Surviving Corporation credit for their service with the Company both prior to and after the Effective Time for purposes of determining eligibility to participate in and vesting or accrual in such plan or program.

                 5.12          401(k) Plan.  The Company shall take all action necessary in advance of the Effective Time to terminate its and its subsidiaries 401(k) plans effective immediately prior to the Effective Time (all such plans are referred to herein collectively as the “Company 401(k) Plan”). Parent will cause its 401(k) plan to accept rollovers or direct rollovers of “eligible rollover distributions” within the meaning of Section 402(c) of the Code made with respect to the Company’s and its subsidiaries’ employees pursuant to the Company 401(k) Plan by reason of the transactions contemplated by this Agreement.

                 5.13          2004 Employee Bonus Policy.  Part 5.13 of the Company Disclosure Schedule describes the terms and conditions of the Company’s 2004 employee bonus policy (the “Employee Bonus Policy”). The Employee Bonus Policy shall survive the consummation of the Merger, is intended to benefit each of the Company’s employees eligible to participate in such Policy, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by such eligible employees.

Article 6
CONDITIONS TO THE MERGER

                 6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                                 (a)            Stockholder Approvals.  The Company Stockholder Approval shall have been obtained.

                                 (b)            No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                                 (c)            Material Consents.  All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

                 6.2           Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                                 (a)            Representations and Warranties.  Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a material adverse effect on Parent or Merger Sub as of the Closing Date; provided, however, such material adverse effect qualification shall be inapplicable with respect to the representations and warranties contained in Section 3.2 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent. In the event that Parent shall have given any notice required by Section 5.6 that any representation or warranty by Parent in this Agreement is or has become untrue or inaccurate, such certification shall make specific reference to such notice and shall state concisely the basis of Parent’s judgment that the matter or matters identified in any such notice do not individually, or in the aggregate, constitute a material adverse effect on Parent or Merger Sub as of the Closing Date.

                                 (b)            Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

                 6.3           Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                                 (a)            Representations and Warranties.   Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect as of the Closing Date; provided, however, such Company Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.19 and 2.20 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company. In the event that the Company shall have given any notice required by Section 5.6 that any representation or warranty by the Company in this Agreement is or has become untrue or inaccurate, such certification shall make specific reference to such notice and shall state concisely the basis of the Company’s judgment that the matter or matters identified in any such notice do not individually, or in the aggregate, constitute a Company Material Adverse Effect on the Company as of the Closing Date.

                                 (b)            Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, including the agreements and covenants set forth in Section 4.1 regarding conduct of business by the Company, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

                                 (c)            Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

                                 (d)            Consents.   (i) All required approvals or consents of any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Company Material Adverse Effect or a material adverse effect on Parent or the Surviving Corporation, considered as separate entities, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Company Material Adverse Effect or a material adverse effect on Parent or the Surviving Corporation, considered as separate entities.

                                 (e)            Dissenters’ Rights.  Holders of no more than five percent of the number of issued and outstanding shares of Company Common Stock shall have indicated in writing to the Company or Parent prior to the Effective Time that they are seeking appraisal or dissenters’ rights for such shares under Delaware Law or California Law.

                                 (f)             No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

                                 (g)            Employment Arrangements.  Each “Key Employee” designated on Part 6.3(g) of the Parent Disclosure Schedule shall have entered into employment arrangements with Parent or the Surviving Corporation, in form and substance satisfactory to Parent, which shall include non-solicitation provisions, and no Key Employee shall have terminated such employment arrangement, or provided notice of his or her intention to do so.

                                 (h)            Termination of Options and Warrants. All Company Options shall have been canceled in accordance with Section 1.8 and all Company Warrants shall have been terminated in accordance with Section 1.9.

                                 (i)              Resignations of Directors.  Parent shall have received written resignations from all of the directors of the Company and its subsidiaries effective as of the Effective Time.

Article 7
TERMINATION, AMENDMENT AND WAIVER

                 7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

                                 (a)            by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                                 (b)            by either the Company or Parent if the Merger shall not have been consummated by February 28, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                                 (c)            by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                                 (d)             by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any of the Voting Agreements by any party thereto other than Parent;

                                 (e)            by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below) shall have occurred;

                                 (f)             by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such 30-day period, or if the Company shall have materially breached this Agreement); or

                                 (g)            by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by the Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

                 For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections 5.1, 5.4 or 5.10; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

                 7.2           Notice of Termination; Effect of Termination.  Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                 7.3           Fees and Expenses.

                                 (a)            Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

                                 (b)            In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), 7.1(d) or 7.1(e), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $650,000 in immediately available funds (the “Termination Fee”); provided, that in the case of a termination under Sections 7.1(b) or 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 18 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into a binding agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement.

                                 (c)            Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent makes a claim for such amounts that results in a judgment against the Company for the amounts described in Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b) (at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                 For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

                 7.4           Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

                 7.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article 8
GENERAL PROVISIONS

                 8.1           Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their express terms survive the Effective Time shall survive the Effective Time.

                 8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Progress Software Corporation 14 Oak Park Bedford, MA 01730
Facsimile: (781) 280-4304 Attention: Joseph W. Alsop, Chief Executive Officer

with copies to:

Progress Software Corporation 14 Oak Park Bedford, MA 01730 Facsimile: (781) 280-4035 Attention: James D. Freedman, Vice President and General Counsel

and

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Facsimile: (617) 832-7000
Attention: Robert L. Birnbaum, Esq. and William R. Kolb, Esq.

(b)	if to the Company, to:

Persistence Software, Inc. 1720 South Amphlett Blvd., 3rd Floor
San Mateo, CA 94402
Facsimile: (650) 570-4124
Attention: Christopher Keene, Chief Executive Officer

with a copy to:

Heller Ehrman White & McAuliffe LLP
2775 Sand Hill Road
Menlo Park, CA 94205
Facsimile: (650) 854-4488
Attention: Laurel H. Finch, Esq.

                 8.3           Interpretation; Certain Defined Terms.

                                 (a)            When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

                                 (b)            For purposes of this Agreement, “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (z) such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party.

                                 (c)            For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant made by the Company in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations or prospects of the Company taken as a whole with its subsidiaries, including (i) litigation not otherwise disclosed on the Company Disclosure Schedule (or if disclosed on the Company Disclosure Schedule, modified by amendment or otherwise to include additional claims against the Company) that is reasonably likely to be determined adversely to the Company, and if determined adversely to the Company, (A) if money damages are sought, would, in the aggregate, result in liability to the Company or its subsidiaries in excess of $250,000 (exclusive of any such amount that would be covered and payable, net of all deductible amounts, under any insurance policy of the Company or its subsidiaries) or (B) if equitable relief is sought, which would prohibit or otherwise materially impair the Company and its subsidiaries from conducting their business as a whole in the manner presently conducted; (ii) failure of the Company to disclose to Parent obligations, whether written or oral, due third parties, including customers, including liabilities pursuant to maintenance, consulting, and other service agreements with customers and other third parties, in excess, in the aggregate, of $250,000; (iii) failure of the Company to disclose to Parent proprietary rights of third parties which may materially impair any Intellectual Property Rights material to the Company or its subsidiaries or may result in the Company being required to pay fees or other damages to third parties in excess, in the aggregate of $250,000, including the undisclosed incorporation of third party software proprietary rights, directly or indirectly, as components of the Company’s software products and services; and (iv) failure of the Company to disclose to Parent payments or loans, in cash or in kind, made, or to be made, to any officer or director of the Company, other than in accordance with the Company’s customary compensation and cost reimbursement practices; and excluding any change, event, circumstance or effect that directly and primarily results from (A) changes in general economic conditions or changes generally affecting the industry in which the Company operates (provided that such changes do not affect the Company in a disproportionate manner) or (B) changes, effects or events resulting from the announcement or pendency of the Merger or from the taking of any action required by this Agreement. Any change in the price at which the shares of Company Common Stock are traded shall not, in and of itself, constitute a Company Material Adverse Effect, in the absence of an underlying change, effect or event that has caused or contributed to such change or failure and which is or is reasonably likely to be materially adverse to the business, assets (including intangible assets) capitalization, operations, results of operations or prospects of the Company taken as a whole with its subsidiaries. The Company shall be required to sustain the burden of demonstrating that any such change, effect or event is directly attributable to the Merger and the taking of any action required by this Agreement.

                                 (d)            For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                                 (e)            For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                 8.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                 8.5           Entire Agreement; Third Party Beneficiaries.  This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9 and 5.13.

                 8.6           Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 8.7           Other Remedies; Specific Performance; Fees.

                                 (a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                 (b)            If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

                 8.8           Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the United States of America located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                 8.10          Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.

                 8.11          Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*     *     *     *     *

                 IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

PROGRESS SOFTWARE CORPORATION

/s/ Joseph Alsop
By: Joseph Alsop
Title:

PSI ACQUISITION SUB, INC.

/s/ Joseph Alsop
By: Joseph Alsop
Title:

PERSISTENCE SOFTWARE, INC.

/s/ Christopher Keene
By: Christopher Keene
Title:

List of Exhibits

Exhibit A                Form of Voting Agreement

ANNEX B

FORM OF COMPANY VOTING AGREEMENT

VOTING AGREEMENT

                 This VOTING AGREEMENT (the “Agreement”) is made and entered into as of September 26, 2004, between Progress Software Corporation, a Massachusetts corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Persistence Software, Inc., a Delaware corporation (the “Company”).

RECITALS

                 A.           Concurrently with the execution of this Agreement, Parent, the Company and PSI Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”) will be converted into the right to receive cash on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

                 B.           Shareholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

                 C.           As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of the Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

                 In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                 1.           AGREEMENT TO VOTE SHARES.

                               1.1           Definitions. For purposes of this Agreement:

                                                (a)            Shares. The term “Shares” shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Shareholder or over which Shareholder exercises voting power, in each case, as of the record date for persons entitled to receive notice of, and to vote at the meeting of the shareholders of the Company called for the purpose of voting on the matters referred to in Section 1.2. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises voting power after the execution of this Agreement and prior to the termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

                                                (b)            Subject Securities. The term “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires ownership after the execution of this Agreement and prior to the termination of this Agreement pursuant to Section 3 below.

                                                (c)            Transfer. Shareholder shall be deemed to have effected a “Transfer” of a security if Shareholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

                               1.2           Agreement to Vote Shares. Shareholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the Expiration Date (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Shares:

(1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

(2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement.

                                                Shareholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

                                                Shareholder may vote on all other matters in a manner determined in Shareholder’s sole discretion. This Agreement is intended to bind Shareholder only with respect to the voting of Shares as Shareholder herein, and shall not prohibit Shareholder from acting in accordance with Shareholder’s fiduciary duties as an officer or director of Company.

                               1.3            Transfer and Other Restrictions.

                                                (a)            Prior to the termination of this Agreement pursuant to Section 3 below, Shareholder agrees not to, directly or indirectly:

(i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

(ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

(iii) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

                                                (b)            This Section 1.3 shall not prohibit a Transfer of Subject Securities by Shareholder (A) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or (B) upon the death of Shareholder; provided however, that Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. To the extent Shareholder is, as of the date hereof, party to a contract or agreement that requires Shareholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to the Company), Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred.

                               1.4           Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit I (the “Proxy”), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

                 2.            REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

                                                (a)            Shareholder is the record and beneficial owner of, or Shareholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Shareholder to carry out the terms of this Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Shareholder and, except as set forth on such signature pages, the Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

                                                (b)            Shareholder has the requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any Encumbrance (as defined in the Merger Agreement) upon any of the Shares owned by Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Shareholder or any Shares owned by Shareholder. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by Shareholder of his, her or its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

                 3.            TERMINATION.  This Agreement shall terminate and shall have no further force or effect as of the first to occur of the following (such date, the “Expiration Date”): (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 7 thereof.

                 4.            MISCELLANEOUS.

                                4.1           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                4.2           Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section shall be void.

                                4.3           Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                                4.4           Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

                                4.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

                                 If to Parent:

Progress Software Corporation
14 Oak Park
Bedford, MA 01730
Facsimile: (781) 280-4304 Attention: Joseph W. Alsop, Chief Executive Officer

with copies to:

Progress Software Corporation 14 Oak Park Bedford, MA 01730
Facsimile: (781) 280-4035 Attention: James D. Freedman, Vice President and General Counsel

and

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Facsimile: (617) 832-7000
Attention: Robert L. Birnbaum, Esq. and William R. Kolb, Esq.

                                If to Shareholder, to the address for notice set forth on the last page hereof.

with a copy to:

Heller Ehrman White & McAuliffe LLP
2775 Sand Hill Road
Menlo Park, California 94205
Facsimile: (650) 324-0638
Attention: Laurel H. Finch, Esq.

Any party hereto may by notice so given provide and change its address for future notices hereunder.

                                4.6             Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the United States of America located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                4.7             Entire Agreement. The Merger Agreement, this Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

                                4.8             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                4.9             Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

PROGRESS SOFTWARE CORPORATION By: _____________________________________ Name: Title:

SHAREHOLDER: [ _______________________________________ ]
(Shareholder Name)

Shareholder’s Address for Notice: ________________________________________ ________________________________________ Attention:

Outstanding Shares of Company Common Stock Beneficially Owned by Shareholder: _____________________________________

Options, Warrants or Rights to purchase Company Common Stock Beneficially Owned by Shareholder: _____________________________________

EXHIBIT I

IRREVOCABLE PROXY

                 The undersigned stockholder (the “Shareholder”) of Persistence Software, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of Progress Software Corporation (“Parent”) and each such Board member (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company which are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption and approval of the Agreement and Plan of Merger (the “Merger Agreement”) among Parent, PSI Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the approval of the merger of Merger Sub with and into the Company (the “Merger”) and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under that certain Voting Agreement, dated as of September 24, 2004, by and between Parent and the Shareholder (the “Voting Agreement”).

                 The Proxyholders may not exercise this proxy on any other matter. The Shareholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in the Company to be purchased and sold pursuant to the Merger Agreement.

                 This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

                 This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: September 26, 2004.

______________________________
Signature

______________________________
Name (and Title)

Shares of Company Common Stock beneficially owned: __________

Annex C

FAIRNESS OPINION OF SEVEN HILLS

Seven Hills
Merchant Bankers

 September 24, 2004

PERSONAL & CONFIDENTIAL

Board of Directors
Persistence Software, Inc.
1720 South Amphlett Boulevard
Third Floor
San Mateo, CA  94402

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Persistence Software, Inc. (the “Company”) of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 24, 2004 (the “Agreement”), by and among the Company, PSI Acquisition Sub, Inc. (“Merger Sub”) and Progress Software Corporation (“Acquirer”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement and subject to approval of the stockholders of the Company, Merger Sub will merge with and into the Company (the “Transaction”) and the Company’s stockholders will receive an amount per share equal to $5.70 in cash (the “Consideration”).

We have been retained to provide an Opinion to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for providing this Opinion pursuant to the terms of our engagement letter with the Company, dated as of August 31, 2004. Seven Hills may provide investment banking services to the Company and the Acquirer in the future, for which services Seven Hills may receive compensation.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

a.	a draft of the Agreement dated September 23, 2004;

b.	certain publicly available financial and other information for the Company, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2004, and certain other relevant financial and operating data furnished to Seven Hills by the Company management;

c.	certain publicly available financial and other information for Acquirer, including Annual Reports on Form 10-K for the fiscal year ended November 30, 2003, Quarterly Reports on Form 10-Q for the quarter ended May 30, 2004 and the Acquirer’s earnings announcement dated September 16, 2004 for the quarter ended August 31, 2004;

d.	certain internal financial analyses, financial forecasts, reports and other information concerning the Company, prepared by the management of the Company;

e.	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

f.	certain operating results, the reported price and trading histories of the shares of the common stock of the Company and operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

g.	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

h.	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not assumed any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company nor have we been furnished with such materials. We have assumed with your consent that there are no legal issues with regard to the Company or the Acquirer that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, while management of the Company has informed us that the Company solicited other potential business combination transactions involving the Company and/or its assets, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the draft dated September 23, 2004, the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of the Company.

This opinion and a summary discussion of our underlying analyses with respect to the Merger, in form and substance satisfactory to us and our legal counsel, may be included in a proxy or registration statement of the Company distributed in connection with the Merger.

Very truly yours,

SEVEN HILLS PARTNERS LLC

Annex D

DELAWARE GENERAL CORPORATION LAW

SECTION 262

262.  Appraisal Rights.

                (a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                (b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

                                (1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

                                (2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                                                a.             Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                                b.             Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                                c.             Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                                d.             Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                 (3)          In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                (c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                (d)           Appraisal rights shall be perfected as follows:

                                 (1)          If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                                (2)           If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either constituent corporation, before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                (e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                (f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                (g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                (h)           After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                (i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall also be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                (j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                (k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                (l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they asserted to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ’01, eff. 7-1-01.)

Annex E

CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13
DISSENTERS’ RIGHTS

                §1300.     Right to Require Purchase--“Dissenting Shares” and “Dissenting Shareholder” Defined.

                                (a)           If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

                                (b)           As used in this chapter, “dissenting shares,” means shares which come within all of the following descriptions:

                                                (1)           Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                                                (2)           Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (ii) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (B) rather than subparagraph (A) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                                                (3)           Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                                                (4)           Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

                                (c)           As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

                §1301.                    Demand for Purchase.

                                (a)           If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

                                (b)           Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

                                (c)           The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

                §1302.                   Endorsement of Shares.  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

                §1303.                   Agreed Price--Time for Payment.

                                (a)           If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

                                (b)           Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

                §1304.                   Dissenter’s Action to Enforce Payment.

                                (a)           If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

                                (b)           Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

                                (c)           On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

  ANNEX F

Stockholder Approval and Dissenters’ Rights Notice

NOTICE OF STOCKHOLDER APPROVAL

AND

NOTICE OF AVAILABILITY OF DISSENTERS’ RIGHTS

TO:	STOCKHOLDERS OF PERSISTENCE SOFTWARE WHO HAVE NOT VOTED FOR THE APPROVAL OF THE MERGER REFERENCED BELOW

                Notice is hereby given that the Agreement and Plan of Merger dated as of September 26, 2004 (the “Merger Agreement”) by and among Persistence, Progress Software Corporation, a Massachusetts corporation (“Progress”), and PSI Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Progress (“Merger Sub”) and the merger of Merger Sub with and into Persistence that is contemplated thereby (the “Merger”) have been approved and adopted at a special stockholders meeting held on November 5, 2004 by holders of a majority of the outstanding shares of Persistence Common Stock.

                Because you have not yet voted to approve and adopt the Merger Agreement and the Merger contemplated thereby, you have the right to demand an appraisal of the fair value or fair market value of your shares of Persistence Common Stock in accordance with the provisions of Section 262 of the Delaware General Corporation Law (“Delaware Section 262”) or Chapter 13 of the California General Corporation Law (“California Chapter 13”), as more fully described in the Proxy Statement. The sections in the Proxy Statement describing and setting forth the text of Delaware Section 262 and California Chapter 13 are deemed to be a part hereof.

                Written demands, notices or other communications concerning the exercise of dissenters’ rights should be addressed to:

Persistence Software, Inc. 1720 South Amphlett Boulevard, Third Floor San Mateo, California 94402 Attn: Secretary

Copy to: Heller Ehrman White & McAuliffe LLP 2775 Sand Hill Road Menlo Park, California 94025 Attention: Laurel Finch

The Board of Directors of Persistence has determined that the fair market value of one share of Persistence Common Stock is $3.74.

Dated:  ________, 2004.

PERSISTENCE SOFTWARE, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 5, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF PERSISTENCE SOFTWARE, INC.

                The undersigned stockholder of Persistence Software, Inc., a Delaware corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 15, 2004, and hereby appoints Christopher T. Keene and Brian Tobin, and each of them, as proxies of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Persistence Software, Inc. to be held on Friday, November 5, 2004 at 9:00 a.m., local time, at the principal executive offices of the Company, located at 1720 South Amphlett Boulevard, San Mateo, CA and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

                1.     APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 26, 2004 (THE “MERGER AGREEMENT”), BY AND AMONG PROGRESS SOFTWARE CORPORATION, PSI ACQUISITION SUB, INC. AND PERSISTENCE SOFTWARE, INC. AND APPROVAL OF THE MERGER OF PSI ACQUISITION SUB WITH AND INTO PERSISTENCE.

•	FOR	•	AGAINST	•	ABSTAIN

                2.     PROPOSAL TO GRANT THE COMPANY’S MANAGEMENT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING ONE OR MORE TIMES, BUT NOT LATER THAN FEBRUARY 28, 2005.

•	FOR	•	AGAINST	•	ABSTAIN

It is not expected that any matters other than those described in the Proxy Statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER; (2) FOR APPROVAL OF THE PROPOSAL TO GRANT THE COMPANY’S MANAGEMENT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE SPECIAL MEETING.

Signature:

Date:

Signature:

Date:

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy promptly in the enclosed envelope.)

QuickLinks

SPECIAL MEETING OF STOCKHOLDERS
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held on November 5, 2004
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
MARKET PRICE AND DIVIDEND DATA
THE SPECIAL MEETING
THE COMPANIES
PROPOSAL NO. 1—ACQUISITION OF PERSISTENCE BY PROGRESS
THE MERGER
THE MERGER AGREEMENT AND THE VOTING AGREEMENT
PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

Annex A

TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS

ANNEX B

FORM OF COMPANY VOTING AGREEMENT
RECITALS
EXHIBIT A IRREVOCABLE PROXY TO VOTE STOCK OF PERSISTENCE SOFTWARE, INC.

Annex C

Annex D

DELAWARE GENERAL CORPORATION LAW SECTION 262